UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Gannett Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Craig A. Dubow

Chairman, President and

Chief Executive Officer

March 13, 2008

Dear Shareholder:

On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on April 30, 2008, at 10:00 a.m. at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia 22107.

At this meeting you will be asked to vote for the election of three directors and for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year. These matters are discussed in detail in the attached proxy statement.

Your Board of Directors believes these proposals are in the best interests of the Company and its shareholders and recommends that you vote for them.

It is important that your shares be represented at the Annual Meeting whether or not you plan to attend. Please note that you may vote your shares by telephone, online or by mail. The toll-free telephone number, Internet address and instructions for voting by record holders are shown on page 2 of the proxy statement. Alternatively, if you received a printed proxy card, you may vote by signing and dating it and returning it in the envelope provided.

An admission ticket is required for attendance at the Annual Meeting. Please see page 2 of the proxy statement for instructions about obtaining tickets.

Thank you for your continued support.

Cordially,

Craig A. Dubow

7950 Jones Branch Drive, McLean, Virginia 22107 (703) 854-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 30, 2008

To Our Shareholders:

The 2008 Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company’s headquarters, 7950 Jones Branch Drive, McLean, Virginia, at 10:00 a.m. on April 30, 2008 for the following purposes:

(1)	to consider and act upon a proposal to elect three directors to the Company’s Board of Directors;

(2)	to consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year; and

(3)	to transact such other business, if any, as may properly come before the Annual Meeting.

The Board of Directors has set the close of business on March 3, 2008 as the record date to determine the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE INSTRUCTIONS ON PAGE 2 OF THE PROXY STATEMENT TO VOTE USING THE INTERNET OR BY TELEPHONE. IF YOU RECEIVED A PRINTED PROXY CARD, YOU MAY VOTE BY SIGNING AND DATING THE PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. PLEASE DELIVER A PROXY BY ONE OF THESE METHODS TO VOTE YOUR SHARES WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

By Action of the Board of Directors,

Todd A. Mayman

Vice President

Associate General Counsel, Secretary and

Chief Governance Officer

McLean, Virginia

March 13, 2008

This proxy statement and the enclosed proxy card are first being delivered to shareholders on or about March 13, 2008.

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

April 30, 2008

GENERAL INFORMATION

Why am I receiving this Proxy Statement?

This proxy statement is being furnished to you in connection with the solicitation of proxies by our Board of Directors for the 2008 Annual Meeting of Shareholders to be held on April 30, 2008 at 10:00 a.m. at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia. This proxy statement furnishes you with the information you need in order to vote, whether or not you attend the Annual Meeting.

On what am I being asked to vote and how does the Board recommend that I vote?

You are being asked to vote on the Proposals below, and the Board recommends that you vote as follows:

Proposal 1—FOR the election of three director nominees named and

Proposal 2—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on either Proposal for which you do not register a vote and any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Will there be any other items of business addressed at the Annual Meeting?

As of the date of this proxy statement, we are not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Who can vote at the Annual Meeting?

Shareholders of record on March 3, 2008 (the “Record Date”) may attend and vote at the 2008 Annual Meeting or have their votes by proxy counted if they do not attend in person. On that date, there were 229,561,329 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each proposal.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum to conduct business. Shares held by an intermediary, such as a banker or a broker, that are voted by the intermediary on any or all matters will be treated as shares present for purposes of determining the presence of a quorum.

What must I do if I want to attend the Annual Meeting in person?

Admission to the Annual Meeting is by ticket only. We will provide each shareholder with one admission ticket upon request. Either you or your proxy may use your ticket. If you are a shareholder of record and plan to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6960 to request a ticket. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the Annual Meeting, please send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares, confirming ownership to: Secretary, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, VA 22107. Requests for admission tickets will be processed in the order in which they are received and must be received no later than April 23, 2008. To obtain directions to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6960.

How do I vote the shares I hold of record?

You can vote either in person at the Annual Meeting, as described above, or by proxy without attending the Annual Meeting. If you choose not to attend the Annual Meeting, you may grant a proxy by mail, by telephone or via the Internet.

How to Vote by Mail:

•	Mark, sign and date the proxy card (if you receive one) accompanying this proxy statement and return it in the enclosed postage-paid envelope.

•	Votes submitted by mail must be received on or before April 29, 2008.

How to Vote by Phone:

•	Have your proxy card in hand when you call.

•	You can use any touch tone telephone to vote your shares at any time 24 hours a day, 7 days a week, until 12:00 noon, Central time, on April 29, 2008.

•	Dial 1-800-560-1965.

•	You will be provided simple voting instructions. Follow these to complete your vote.

How to Vote via the Internet:

•	Have your proxy card in hand.

•	You can use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 12:00 noon, Central time, on April 29, 2008 at http://www.eproxy.com/gci.

•	You will be provided simple voting instructions. Follow these to complete your vote.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly.

How do I vote shares held by an intermediary such as a bank or broker?

If you hold shares that are registered in the name of a bank or brokerage firm, you may be eligible to vote electronically through the Internet or by telephone. Many banks and brokerage firms participate in the Broadridge Financial Solutions, Inc. (“Broadridge”) online and telephone program. This program provides eligible shareholders the opportunity to vote via the Internet, at www.proxyvote.com, or by toll-free telephone call (in the U.S. and Canada) to 1-800-579-1639. Voting forms will provide instructions for shareholders whose banks or brokerage firms participate in Broadridge’s online and telephone program.

If you provide the intermediary with specific voting instructions, the intermediary will vote your shares in accordance with those instructions. If you do not provide voting instructions, under rules of The New York Stock Exchange (the “NYSE”), the intermediary may decide how to vote with respect to those shares as to Proposals 1 and 2.

Can I change or revoke my vote?

Yes. If you deliver a proxy by mail, by telephone or via the Internet, you have the right to revoke your proxy in writing (by mailing another proxy bearing a later date), by phone (by another call at a later time), via the Internet (by voting online at a later time), by attending the Annual Meeting and voting in person, or by notifying the Company before the Annual Meeting that you want to revoke your proxy. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting.

How many votes are required for approval of each proposal?

Proposal 1—Election of the director nominees named in Proposal 1 requires the affirmative vote of a majority of the votes cast. Votes may be cast in favor of, or withheld from, the election of all of the director nominees, or any of them.

Proposal 2—Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008, as specified in Proposal 2, requires the affirmative vote of a majority of the votes cast. Abstentions, if any, will have the same effect as votes against Proposal 2.

How do I vote my shares in the Company’s Dividend Reinvestment and 401(k) Plans?

If you participate in the Company’s Dividend Reinvestment or 401(k) Plans, your shares of common stock in those plans can be voted in the same manner as shares held of record. If you do not give instructions, your shares held in the Dividend Reinvestment Plan will not be voted. All shares in the 401(k) Plan for which no instructions are received will be voted by the trustee of the 401(k) Plan in the same proportion as instructions provided to the trustee by other 401(k) Plan participants.

How do I submit a shareholder proposal or nominate a director for election at the 2009 Annual Meeting?

To be eligible for inclusion in the proxy materials for the Company’s 2009 Annual Meeting, a shareholder proposal or nomination must be submitted in writing to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary and must be received by November 13, 2008. A shareholder who wishes to present a proposal or nomination at the Company’s 2009 Annual Meeting, but who does not request that the Company solicit proxies for the proposal or nomination, must submit the proposal to the Company at the same address no earlier than December 31, 2008 and no later than January 20, 2009.

Can shareholders and other interested parties communicate directly with our Board?

Yes. The Company invites shareholders and other interested parties to communicate directly and confidentially with the full Board of Directors, the presiding director or the non-management directors as a group by writing to the Board of Directors, the Presiding Director or the Non-Management Directors, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for the Company’s records.

How can I obtain a shareholder list?

A list of shareholders entitled to vote at the 2008 Annual Meeting will be open to examination by any shareholder, for any purpose germane to the 2008 Annual Meeting, during normal business hours for a period of ten days before the 2008 Annual Meeting and during the 2008 Annual Meeting at the Company’s offices at 7950 Jones Branch Drive, McLean, Virginia 22107.

How may I obtain a copy of the Company’s 2007 Annual Report?

A copy of our 2007 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007, is being provided or made available to all shareholders of record on the Record Date. As permitted by the Securities and Exchange Commission (the “SEC”), the Company is sending a Notice of Internet Availability of Proxy Materials to shareholders who hold shares in “street name” through a bank, broker or other intermediary. If you hold your shares on the Record Date through such an intermediary, you may request email or paper copies of our 2007 Annual Report over the Internet, at www.investoreconnect.com, by toll-free telephone call (in the U.S. and Canada) to 1-800-579-1639, or by email to sendmaterial@investorEconnect.com. Please put “Paper Material” or “E-mail Material” in the subject line, followed by the 12-digit control number presented on the notice provided by your bank or broker. Requests, instructions and other inquiries will not be forwarded to your investment advisor.

You may also obtain a copy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Our 2007 Annual Report and 2007 Form 10-K are also available through the Company’s website at http://www.gannett.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.

PROPOSAL 1—ELECTION OF DIRECTORS

YOUR BOARD OF DIRECTORS

The Board of Directors is currently composed of nine directors, whose biographies appear below. The Board of Directors held five meetings during 2007. Each director attended more than 75% of the total number of meetings of the Board and its committees on which he or she served during 2007, including unanimous attendance at the 2007 Annual Meeting in accordance with the Company’s policy that all directors attend the Annual Meeting.

At our 2007 Annual Meeting, the Board of Directors recommended, and our shareholders approved, amendments to our certificate of incorporation and by-laws to declassify our Board. Before the amendments, our Board was divided into three classes with nominees for a class of directors elected for three-year terms at each Annual Meeting. As a result of the amendments, nominees elected to our Board beginning with the 2008 Annual Meeting will now serve one-year terms.

The Board believes that the nominees will be available and able to serve as directors. If any nominee becomes unable or unwilling to serve, the Board may do one of three things: recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

The Company’s by-laws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected, in which case directors shall be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. If an incumbent nominee does not receive an affirmative majority of the votes cast, he or she is required to submit a letter of resignation to the Board’s Nominating and Public Responsibility Committee, which would recommend to the Board the action to be taken with respect to the letter of resignation. The Board is required to act on the Committee’s recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified.

DIRECTOR INDEPENDENCE

The Board of Directors has affirmatively determined that all of our current directors other than Craig A. Dubow are “independent” of the Company within the meaning of the rules governing NYSE-listed companies. For a director to be “independent” under the NYSE rules, the Board of Directors must affirmatively determine that the director has no material relationship with Gannett, either directly or as a partner, shareholder, or officer of an organization that has a relationship with Gannett. To assist it in making these determinations, the Board has determined that the following categories of relationships between a director and Gannett are not material:

1.	Employment of a director or a director’s immediate family member by, a director’s position as a director with, or direct or indirect ownership by a director or a director’s immediate family member of a 10% or greater equity interest in, another company or organization that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

2.

A relationship of a director or a director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the Company or any of its subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or 2% of such charitable organization’s consolidated gross revenues.

In making its independence determinations, our Board considered all relationships, direct and indirect, between each director and our Company that were identified on questionnaires provided by each Board member. The responses to those questionnaires indicated that there were no relationships between any director (other than Mr. Dubow) and the Company other than two types of relationships that the Board has determined not to be material in accordance with these objective standards:

•	Board member service at charitable organizations to which the Gannett Foundation made contributions within the permitted thresholds identified above; and

•

sales by the Company of advertising, on customary terms and conditions and in amounts within the permitted thresholds identified above, to other companies or organizations at which Board members or their immediate family members are employed, for which Board members serve as directors or in which Board members or their immediate family members directly or indirectly own a 10% or greater equity interest.

Consistent with the NYSE rules, Gannett’s Principles of Corporate Governance call for Gannett’s non-management directors to meet in regularly scheduled executive sessions without management as they deem appropriate. The Company’s non-management directors held eight executive sessions in 2007, and will meet in executive sessions as appropriate throughout 2008. The Board has established the role of a presiding director, elected by the independent directors. Karen Hastie Williams has served as presiding director since 2004 and will continue in that role in 2008. The presiding director’s responsibilities include:

•	presiding at all executive sessions of non-management directors and at meetings of the full Board if the Chairman is not present;

•

serving as liaison on Board-wide issues between the Chairman, President and Chief Executive Officer and the non-management directors, although Company policy also provides that all directors shall have direct and complete access to the Chairman, President and Chief Executive Officer at any time as they deem necessary or appropriate, and vice versa;

•	in consultation with the Chairman, President and Chief Executive Officer, reviewing and approving Board meeting agendas and materials;

•	in consultation with the Chairman, President and Chief Executive Officer, reviewing and approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	calling meetings of the non-management directors, if desired; and

•	being available when appropriate for consultation and direct communication if requested by shareholders.

DIRECTOR BIOGRAPHIES

The principal occupation and business experience of the Board’s nominees and of the continuing directors are described below.

The following director nominees are currently serving on the Board and have been nominated to stand for re-election at the 2008 Annual Meeting for a one-year term. The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

Nominees

Craig A. Dubow

Mr. Dubow, 53, is Chairman, President and Chief Executive Officer of Gannett. He became President and Chief Executive Officer and a director of Gannett in July 2005, and Chairman of Gannett in July 2006. He was President and Chief Executive Officer of the Gannett Broadcast Division from 2001 to July 2005, and was President of the Gannett Broadcast Division from 2000 to 2001. He has served the Company in various other executive capacities since 1981. Mr. Dubow is also a director of Broadcast Music, Inc.

Donna E. Shalala

Ms. Shalala, 67, has served as President of the University of Miami since 2001. She was Secretary of the United States Department of Health and Human Services from 1993 to 2001. She is a director of Lennar Corporation. She has been a director of Gannett since 2001.

Neal Shapiro

Mr. Shapiro, 49, is President and CEO of Educational Broadcasting Corporation (EBC), the licensee of WNET (TV), New York, the largest public television station in the U.S. Before joining EBC in February 2007, he served in various executive capacities with the National Broadcasting Company beginning in 1993 and was President of NBC News from May 2001 to September 2005. He also is on the board of trustees of National Public Broadcasting, American Public Television, the advisory board of Investigative Reporters and Editors (IRE), and the alumni board of the Communications and Media Studies program at Tufts University.

Mr. Shapiro was introduced and recommended to our Nominating and Public Responsibility Committee by Mr. Dubow as a prospective director with broad expertise in broadcasting and news reporting as well as First Amendment issues. After meeting with Mr. Shapiro and reviewing his qualifications and experience in accordance with its charter mandate, the Nominating and Public Responsibility Committee unanimously recommended that he be elected to our Board of Directors. Our Board elected Mr. Shapiro as a director in October 2007.

Continuing Directors

The following directors are currently serving on the Board for a term that ends at the 2009 Annual Meeting:

Marjorie Magner

Ms. Magner, 58, is a co-founder of Brysam Global Partners, a private equity firm that invests in financial services firms with a focus on consumer opportunities in emerging markets. She was Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group from August 2003 until her departure in October 2005. She served in various roles at Citigroup, and a predecessor company, CitiFinancial (previously Commercial Credit), since 1987. She currently serves as a director of Accenture Ltd. and Charles Schwab Corporation. She has been a director of Gannett since 2006.

Duncan M. McFarland

Mr. McFarland, 64, was Chairman and Chief Executive Officer of Wellington Management Company, LLP from 1994 until his retirement in 2004. He served in various roles at Wellington

Management Company since 1965. He is a director of NYSE Euronext, Inc., The Asia Pacific Fund, Inc., a closed-end registered investment company traded on the NYSE, and a trustee of the Financial Accounting Foundation. He has been a director of Gannett since 2004.

Karen Hastie Williams

Ms. Williams, 63, is a retired partner at the law firm of Crowell & Moring, Washington, DC. She is a director of The Chubb Corporation, Continental Airlines, Inc., SunTrust Banks, Inc. and WGL Holdings, Inc., the parent company of Washington Gas Light Company. She has been a director of Gannett since 1997.

The following Directors are currently serving on the Board for a term that ends at the 2010 Annual Meeting:

Charles B. Fruit

Mr. Fruit, 61, has served as Senior Advisor in Marketing, Strategy and Innovation to The Coca-Cola Company since March 2006. He is also President of Gardner Williams Consulting, LLC, an independent marketing consulting firm. Prior to assuming his current position with The Coca-Cola Company, Mr. Fruit served that company in various executive capacities since 1991, including as Senior Vice President and Chief Marketing Officer from June 2004 to March 2006. He is a director of the Advertising Council, Inc. and TiVo, Inc. He has been a director of Gannett since February 2007.

Arthur H. Harper

Mr. Harper, 52, has served as Managing Partner of GenNx360 Capital Partners, a private equity firm focused on business to business companies, since 2006. He is a former President and Chief Executive Officer of General Electric’s Equipment Services division. He is also a director of Monsanto Company. He has been a director of Gannett since 2006.

John Jeffry Louis

Mr. Louis, 45, has served as Chairman and Co-Founder of Parson Capital Corporation, a Chicago-based private equity and venture capital firm, since 1992. He is also a director of S.C. Johnson and Son, Inc. and Johnson Financial Group, Inc., President of the Board of Trustees of Deerfield Academy, and a trustee of Northwestern University, Shedd Aquarium and the Chicago Council on Global Affairs. He has been a director of Gannett since 2006.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board and its four committees: the Audit Committee, the Executive Committee, the Executive Compensation Committee, and the Nominating and Public Responsibility Committee. The members of each committee are:

	Audit Committee	Executive Committee	Executive Compensation Committee	Nominating and Public Responsibility Committee

Craig A. Dubow		x

Charles B. Fruit				x

Arthur H. Harper			x	Chair

John Jeffry Louis	x

Marjorie Magner	x		x

Duncan M. McFarland	x	x	Chair

Donna E. Shalala				x

Neal Shapiro				x

Karen Hastie Williams	Chair	x	x

AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company. This Committee met ten times during 2007. Each member of the Audit Committee meets the heightened independence requirements of the SEC as well as those of the NYSE. NYSE rules also require that if an audit committee member simultaneously serves on the audit committees of more than three public companies, and the listed company does not limit the number of audit committees on which its audit committee members serve to three or less, then in each case, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. We do not limit the number of audit committees on which our Audit Committee members may serve to three or less. Karen Hastie Williams serves on the audit committees of Continental Airlines, Inc., SunTrust Banks, Inc. and WGL Holdings, Inc., the parent company of Washington Gas Light Company. Our Board of Directors has considered this fact and determined that Ms. Hastie Williams’s simultaneous service on these outside audit committees not only does not impair her ability to serve effectively on Gannett’s Audit Committee, but in fact is beneficial to Gannett due to the breadth and depth of experience Ms. Hastie Williams gains from membership on those committees. In addition, the Board has determined that Duncan M. McFarland is an audit committee financial expert, as that term is defined under the SEC rules.

EXECUTIVE COMMITTEE

The Executive Committee may exercise the authority of the Board between Board meetings, except as limited by Delaware law. This Committee met once in 2007.

EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee has overall responsibility for approving and evaluating the compensation plans, principles and programs of the Company. The Committee’s duties and responsibilities include reviewing and approving on an annual basis corporate goals and objectives relevant to compensation of the Company’s Chairman, President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and other senior executives, including members of the Gannett Management Committee, Gannett Newspaper Operating Committee, Gannett Broadcast Operating Committee and other Company and divisional officers. This Committee met five times during 2007.

The Committee has primary responsibility for administering the Company’s equity incentive plans and in that role is responsible for making grants of stock options (SOs) and restricted stock units (RSUs) to our senior executives. The Committee historically has delegated the authority for approving grants of SOs and RSUs to employees, other than our senior executives mentioned above, to the Chairman, President and Chief Executive Officer, within the parameters of a pool of shares approved by the Committee. This provides flexibility for equity grants to be made to employees below the senior management level who are less familiar to the Committee.

In November 2007, the Committee hired independent consultant Pearl Meyer & Partners to advise on executive compensation matters. Under the terms of the Committee’s agreement with Pearl Meyer & Partners, the consultant is prohibited from doing any other business for the Company or its management, and the Committee may contact Pearl Meyer & Partners without any interaction from Company management. This ensures the independence of the Committee’s compensation consultant. Prior to hiring Pearl Meyer & Partners, the Committee retained Hewitt Associates to provide various executive compensation services, including advising the Committee on aspects of new employment contracts with Mr. Dubow, the Company’s Chairman, President and Chief Executive Officer, and Gracia C. Martore, the Company’s Executive Vice President and Chief Financial Officer, designing the long-term incentive plan implemented in 2006, and various other matters.

NOMINATING AND PUBLIC RESPONSIBILITY COMMITTEE

The Nominating and Public Responsibility Committee is charged with identifying individuals qualified to become board members, recommending to the Board candidates for election or re-election to the Board, and considering from time to time the Board committee structure and makeup. The Committee also monitors the Company’s human resources practices, including its performance in diversity and equal employment opportunity, monitors the Company’s performance in meeting its obligations of fairness in internal and external matters, and takes a leadership role with respect to the Company’s corporate governance practices. This Committee met three times in 2007.

The Nominating and Public Responsibility Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the Committee considers whether director candidates have relevant experience in business and industry, government, education and other areas, and monitors the mix of skills and experience of directors in order to assure that the Board has the necessary breadth and depth to perform its oversight function effectively. The charter also encourages the Committee to work to maintain a board that reflects the diversity of the communities we serve. The Committee evaluates potential candidates against these requirements and objectives. For those director candidates who appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy.

The Nominating and Public Responsibility Committee historically has relied primarily on recommendations from management and members of the Board to identify director nominee candidates. However, the Committee will consider timely written suggestions from shareholders. Shareholders wishing to suggest a candidate for director nomination for the 2009 Annual Meeting should mail their suggestions to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Suggestions must be received by the Secretary of the Company no later than January 20, 2009. The manner in which the Committee evaluates director nominee candidates suggested by shareholders will not differ from the manner in which the Committee evaluates candidates recommended by other sources.

In addition to the criteria described above, the Company’s By-laws also require each director to own, directly, beneficially, or through the Company’s Deferred Compensation Plan, at least 3,000 shares of Gannett stock. Each director will meet or exceed this share ownership requirement by the time of the 2008 Annual Meeting. The By-laws of the Company also establish mandatory retirement ages of 70 for directors who have not been executives of the Company and 65 for directors who have served as executives, except that the Board of Directors may extend the retirement age beyond 65 for directors who are or have been the chief executive officer of the Company. The Company’s Principles of Corporate Governance also provide that a director who retires from, or has a material change in responsibility or position with, the primary entity by which that director was employed at the time of his or her election to the Board of Directors shall offer to submit a letter of resignation to the Nominating and Public Responsibility Committee for its consideration. The Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.

COMMITTEE CHARTERS

The written charters governing the Audit Committee, the Executive Compensation Committee and the Nominating and Public Responsibility Committee, as well as the Company’s Principles of Corporate Governance, are posted on the Corporate Governance page of the Company’s website at http://www.gannett.com. You may also obtain a copy of any of these documents without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary.

ETHICS POLICY

The Company has long maintained a code of conduct and ethics (the “Ethics Policy”) that sets forth the Company’s policies and expectations. The Ethics Policy, which applies to every Gannett director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Ethics Policy meets the NYSE’s requirements for a code of business conduct and ethics as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board of Directors nor any Board committee has ever granted a waiver of the Ethics Policy.

The Ethics Policy is available on the Corporate Governance page of the Company’s website at http://www.gannett.com. You may also obtain a copy of the Ethics Policy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the Corporate Governance page of the Company’s website and similarly provided to you without charge upon written request to this address.

The Company has a telephone hotline for employees and others to submit their concerns regarding violations or suspected violations of law and for reporting any concerns regarding accounting or auditing matters on a confidential anonymous basis. Employees and others can report concerns by calling 1-800-234-4206 or by emailing or writing to the addresses provided on the Corporate Governance page of the Company’s website. Any concerns regarding accounting or auditing matters so reported will be communicated to the Company’s Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee also appoints the Company’s independent registered public accounting firm. The Audit Committee also is responsible for reviewing compliance with the Company’s Ethics Policy and assuring appropriate disclosure of any waiver of or change in the Ethics Policy for executive officers, and for reviewing the Ethics Policy on a regular basis and proposing or adopting additions or amendments to the Ethics Policy as appropriate. In connection with the Ethics Policy, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any accounting or auditing concerns. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors.

The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.

During fiscal years 2006 and 2007, the Company’s independent registered public accounting firm for each of those years, Ernst & Young LLP (“E&Y”), billed the Company the following fees and expenses:

	2006	2007
Audit Services(1)	$2,973,500	$3,251,000
Audited-Related Services(2)	$278,600	$408,000
Tax Services(3)	$195,200	$13,400
All Other Services(4)	$0	$0

(1)	Audit Services relate to the annual integrated audit of the consolidated financial statements and internal control over financial reporting, and also include audits of various Newsquest subsidiaries as required by statutes in the U.K.

(2)	Audit-Related Services principally relate to consultation on financial accounting and reporting matters, issuance of comfort letters in connection with debt offerings, and audits of employee benefit plans.

(3)	Tax Services principally relate to tax planning and advice in the U.S. and the U.K., including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and the review of filings with the Federal and certain state governments.

(4)	No services were rendered during either 2006 or 2007 that would constitute “All Other Services.” However, E&Y was engaged (at the request of the purchaser) to perform a carve-out audit of certain of the Company’s properties that were sold to GateHouse Media in May 2007. In connection therewith, E&Y billed the Company $216,900 which was fully reimbursed by GateHouse Media in connection with the sale.

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. Periodically, but at least annually, the Audit Committee reviews and approves the list of pre-approved services and the maximum threshold cost of performance of each. The Audit Committee is provided with a status update on all E&Y services periodically throughout the year and discusses such services with management and E&Y. Pursuant to its pre-approval policy, the Audit Committee has delegated pre-approval authority for services provided by E&Y to its Chair, Karen Hastie Williams. Ms. Williams may pre-approve up to $100,000 in services provided by E&Y, in the aggregate at any one time, without consultation with the full Audit Committee, provided she reports such approved items to the Audit Committee at its next scheduled meeting. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

In connection with its review of the 2007 audited financial statements, the Audit Committee received from E&Y written disclosures regarding E&Y’s independence as set forth in Independence Standards Board Standard No. 1, including a detailed statement of any relationships between E&Y and the Company that might bear on E&Y’s independence, and has discussed with E&Y its independence. The Audit Committee considered whether the provision of non-audit services by E&Y is compatible with maintaining E&Y’s independence. E&Y stated that it believes it is in full compliance with all of the independence standards established by the various regulatory bodies. The Audit Committee also discussed with E&Y various matters required to be discussed by Statements on Auditing Standards No. 61 (as amended), PCAOB, SEC and NYSE rules, including, but not limited to, the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, E&Y’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements.

The Audit Committee met with management, the Company’s internal auditors and representatives of E&Y to review and discuss the Company’s audited financial statements for the fiscal year ended December 30, 2007. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with E&Y regarding the various matters mentioned in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K covering the 2007 fiscal year, and the Board has approved that recommendation.

Audit Committee

Karen Hastie Williams, Chair

John Jeffry Louis

Marjorie Magner

Duncan M. McFarland

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 28, 2008. E&Y also served as the Company’s independent registered public accounting firm for our 2007 fiscal year. The Board of Directors is submitting the appointment of E&Y as the Company’s independent registered public accounting firm for shareholder ratification at the 2008 Annual Meeting. The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year.

A representative of E&Y is expected to be present at the 2008 Annual Meeting. The E&Y representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Our By-laws do not require that the shareholders ratify the appointment of E&Y as our independent registered public accounting firm. We are seeking ratification because we believe it is a good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain E&Y, but may retain E&Y as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section, references to “the Committee” are to the Executive Compensation Committee of the Board of Directors. References to “NEOs” are to our Named Executive Officers, which for the 2007 fiscal year consisted of: Craig A. Dubow (Chairman, President and CEO); Gracia C. Martore (Executive Vice President and CFO); Susan Clark-Johnson (President/Newspaper Division); Paul Davidson (Chairman and CEO/Newsquest); and Craig A. Moon (President and Publisher/USA TODAY).

Guiding Principles

In making compensation decisions, the Committee is guided by the following principles:

•

Fairness—We believe that compensation should be fair to both executives and shareholders, externally competitive, and designed to align closely the interests of our executives with those of our shareholders.

•	Pay for performance—We believe that compensation should place a heavy emphasis on pay for performance and that substantial portions of total compensation should be “at risk.”

•

Attract, retain and motivate—We are committed to attracting and retaining superior management talent by offering a compensation structure that motivates key employees to ensure our overall success and long-term strength.

•

Promote ownership—We are committed to fostering a compensation structure that aligns our executives’ interests with those of our shareholders. For example, 25% of annual bonuses are paid in the form of Gannett stock, which may not be sold for six months from the acquisition date. In addition, we expect our NEOs to increase their stock ownership until they reach a guideline amount of five times their base salary midpoint.

•

Pay competitively—We are committed, as a leader in our industry, to awarding compensation that both reflects our position in the market and is in line with that paid to executives holding similar positions at peer and comparable companies.

Overview of Executive Compensation Program

The Company has designed an executive compensation program comprised of several components, as illustrated in the following table, and as more fully discussed in the pages that follow.

Program	Component	Description	Objective

Cash Compensation	Base Salary	Pay for service in executive role.	Retention. Base salary adjustments also allow the Committee to reflect an individual’s performance or changed responsibilities.
	Annual Bonus	Annual bonus, payable 75% in cash and 25% in stock, based on the Committee’s assessment of each NEO’s contributions to Company-wide performance and achievement of KPIs.	To reward superior performance in attainment of individually designed key performance indicators, or KPIs, and annual Company-wide financial and strategic goals.

Long-Term Incentives	Stock Options (SOs)	Long-term program consisting of SO grants with a four-year vesting period and an eight-year SO term.	To reward for increases in shareholder value and help align ownership interests of management with shareholders.
	Restricted Stock Units (RSUs)	Long-term program providing for delivery of shares of common stock only upon continued employment for a full four-year vesting period.	To retain and motivate executives in a challenging business environment and to reward for increases in shareholder value.
	Long- Term Incentive Program (LTIP)	Long term incentive program that rewards success over a three-year performance period ending December 31, 2008, measured against targeted goals for net income before tax; digital, Internet and other non-core revenues; and total shareholder return.	To retain, incentivize and focus executives on transforming the Company over a three-year period to compete successfully in digital businesses while maintaining strong performance in core businesses.

Program	Component	Description	Objective

Benefits and Perquisites	Welfare Benefits and Perquisites	Executives participate in employee benefit plans available to most Company employees, including medical, life insurance, disability plans and additional perquisites.	To provide for the welfare needs of our executives and their families. Perquisites help minimize distractions from important initiatives, complement other compensation components, and enable the Company to attract and retain the best management talent.

Post- Termination Pay	Supplemental Retirement Plan (SERP)	Retirement plan that allows executives to receive total retirement benefits commensurate, in relation to pay while employed, with those available to other Company employees.	To provide for benefits that cannot be provided under the tax-qualified Gannett Retirement Plan (GRP) due to applicable IRS limits. Certain executives, actively employed on Dec. 31, 1997, receive benefits under the SERP according to the formula in effect for them under the GRP as of that date.
	Deferred Compensation Plan (DCP)	Retirement benefit that allows executives the opportunity to defer to future years all or part of their base salary and incentive bonus. The Company does not make any contributions on behalf of its executive officers to the DCP or pay above-market earnings on DCP accounts.	To save towards retirement by deferring the executive’s own compensation, which in turn allows the Company to retain current cash flow.
	Transitional Compensation Plan	Severance pay arrangement that provides payment in the event of an involuntary termination without “cause,” a voluntary termination for “good reason” or a voluntary termination within 30 days after the first anniversary of a change in control.	To provide assurance that the Company would retain top talent and have the continued dedication of, and the availability of objective advice and counsel from, our NEOs notwithstanding the possibility, threat or occurrence of a change in control and to promote retention and continuity of management for at least one year after a change in control.

Market Competitiveness: Peer Group and Comparable Group Analysis

Under the direction of our CEO, CFO, Senior VP/Human Resources and Vice President/Compensation and Benefits, the Company collects market data of certain corporations annually to compare NEO compensation at our company to that of our peer group of newspaper and broadcasting companies (Peer Group), and to that of companies with revenues and ratios of profit to revenue comparable to ours (Comparable Group). These members of senior management use this and similar information to provide context for their compensation recommendations to the Committee.

2007 Peer Group

Dow Jones & Company, Inc. Meredith Corporation The McClatchy Company	The McGraw-Hill Companies, Inc. The New York Times Company Tribune Company

2007 Comparable Group

Apache Corp.

Applied Materials

Automatic Data Processing Inc.

Avon Products

Baker Hughes

Baxter International

Belo Corp.

Cablevision Systems

Campbell Soup Co.

CBS

Charter Communications

CIT Group

Clear Channel Communications

Comcast

CSX Corp.

Dean Foods Co.

DirecTV Group

DTE Energy Co.

Ebay

Genworth Financial

Getty Images Inc.

Harley Davidson

Harrahs Entertainment

Hertz Global Holdings

Huntsman Corp.

Liberty Media

Lincoln National

Mellon Financial Corp.

Molson Coors Brewing Co.

Newmont Mining

News Corporation

Nordstrom

Norfolk Southern

PPL Corp.

Praxair Inc.

Readers Digest Association

Regal Entertainment

Reynolds American

Rohm & Haas Co.

RR Donnelley & Sons Co.

Safeco

SAIC

Schering Plough

Scholastic

Scripps E. W.

SLM Corp.

Sonic Automotive

Starbucks

Starwood Hotel & Resorts Worldwide

State Street

Suntrust Banks

Terex Corp.

Thomson Corp.

Time Warner

Time Warner Cable

Viacom

Virgin Media

Walt Disney

Weatherford International

How Amounts and Types of Compensation are Determined

In determining compensation of our NEOs, the Committee relies on its collective judgment of each NEO’s performance in light of the challenges confronting our core business and our strides in achieving our strategic plan focused on competing successfully in the digital age. The Committee weighs subjective and objective information regarding our NEOs, including their leadership, innovation, collaboration, management experience, performance history, complexity of position and responsibilities, term of service, competitive alternatives in the marketplace, achievement of individually designed key performance indicators (KPIs) and internal pay equity. KPIs include, where appropriate, revenue and net income goals for the Company and the respective divisions over which each NEO has operational or overall responsibility, new products and programs in support of the Company’s strategic plan, leadership and diversity initiatives, First Amendment activities, and other significant qualitative objectives. The Company is the largest and most profitable company in its Peer

Group. As a result, the Committee targets total NEO compensation at or modestly above the median total compensation paid by other members of its Peer Group.

Base Salary

The Committee annually reviews the base salary of each NEO using a variety of factors, including:

•	the nature and responsibility of the NEO’s position, as reflected by the salary grade assigned to each NEO;

•	a comparison of NEO base salaries to ensure internal pay equity;

•	the competitiveness of the market for each NEO;

•	in the case of NEOs other than the CEO, our CEO’s recommendations based on his assessment of the achievement of each NEO’s KPIs during the prior year and expected future performance; and

•

in the case of the CEO, market data analyzed and organized into summary sheets comparing the elements and amounts of compensation paid by us to the median and averages among Peer Group and Comparable Group companies.

Based on these factors, the Committee set 2008 base salaries for our NEOs as follows:

Mr. Dubow	$1,200,000
Ms. Martore	$700,000
Ms. Clark-Johnson	$735,000
Mr. Davidson(1)	$780,000
Mr. Moon	$600,000

(1)	Mr. Davidson’s compensation is paid in British Pound Sterling and, for the purposes above, his 2008 annual salary of 390,000 British Pound Sterling was converted into U.S. dollars at the exchange rate in effect on January 1, 2008 of $2.00 per British Pound Sterling.

In determining these amounts, the Committee honored the requests made by Mr. Dubow, Ms. Martore, Ms. Clark-Johnson and Mr. Moon not to be considered for base salary increases for 2008 in light of the challenging business environment we currently face. Mr. Davidson received a base salary increase for 2008 reflecting Newsquest’s superior performance in 2007 implementing revenue initiatives and controlling costs in the face of challenging business conditions, and competitive factors. Mr. Dubow’s and Ms. Martore’s salaries are the minimum amounts payable under their employment contracts.

Executive Incentive Bonuses

All NEOs participate in our annual Executive Incentive Compensation Program (EICP), which offers incentive opportunity linked to attainment of the Company’s annual financial and qualitative performance goals and each executive’s KPIs set at the beginning of the year. The Committee does not rely on any one particular objective, formula or financial metric in determining appropriate short-term incentives, but rather on what we consider to be value added quantitative and qualitative goals in furtherance of our compensation principles. No NEO is guaranteed an award and, if minimum performance levels are not met, no bonus is paid under the EICP.

The financial performance measures considered by the Committee include total revenues, operating income, net income from continuing operations, earnings per share, return on assets, return on equity, return on invested capital, operating cash flow, net income as a percent of sales, dividends per share, dividend payout ratio, weighted average cost of capital, stock price and market value, although no one measure is given greater weight than the others. The Committee selected these financial measures because it considers them to be broad enough to capture the most significant financial aspects of an organization as large as ours yet also focused enough to represent the financial measures that we believe drive our financial success. The Committee also evaluated the Company’s progress toward the goals of its strategic plan, as well as the achievement of qualitative goals including leadership in defending the First Amendment, promoting an ethical Company work environment and diverse workforce, and maintaining its reputation as a good corporate citizen of the local, national and international communities in which it does business.

The Committee also considered bonus guidelines for our NEOs developed by senior management. These guideline amounts are generally divided by salary grade level and take into account, for each salary grade, the nature and responsibility of the positions at that grade, internal equity between salary grades, the guideline amounts for the preceding year, and the funds available for bonuses.

Based on the foregoing, the Committee awarded annual bonuses to our NEOs based on 2007 performance as follows:

Mr. Dubow	$1,750,000
Ms. Martore	$600,000
Ms. Clark-Johnson	$480,000
Mr. Davidson(1)	$363,175
Mr. Moon	$365,000

(1)	Mr. Davidson’s compensation is paid in British Pound Sterling and, for the purposes above, his 2008 annual bonus of 182,500 British Pound Sterling was converted into U.S. dollars at the exchange rate in effect on the date of payment of $1.99 per British Pound Sterling.

The Committee determined that these amounts, which vary from the bonus guideline amounts, were appropriate given their individual performance, the performance of the divisions and operations for which they are responsible, and the Company’s financial performance notwithstanding difficult business conditions. The Committee also noted that despite the continued challenging advertising, circulation and viewership environment in 2007, the Company remains the largest and most profitable company in its Peer Group, achieved the best margins in its Peer Group, made considerable strides toward the goals of its strategic plan, and made significant achievements in the qualitative areas described above. In setting bonuses for NEOs other than Mr. Dubow, the Committee considered Mr. Dubow’s recommendations but exercised its own discretion in making final determinations. In setting the bonus for Mr. Dubow, the Committee made its own findings and determinations based on similar criteria described above used for our other NEOs and, in addition, to recognize Mr. Dubow for continuing to provide leadership and vision, developing and articulating the strategic direction of the Company, and fostering an environment in which the senior management team was able to support and execute the strategy he articulated.

Long-Term Incentives

Our long-term incentives consist of stock options, restricted stock units, and awards under our LTIP. We use these awards to recognize performance of certain executives who drive the development and execution of our business strategies and goals. The primary purposes of these awards are to align further the executive’s interests with the Company’s longer-term objectives, to drive stockholder return, to foster stock ownership and to promote retention.

SO and RSU Grants

The Company grants SOs because it believes SOs reward for increases in shareholder value, thus aligning our NEOs’ interests with those of our shareholders. Because a financial gain from SOs is only possible if the price of our common stock increases over time, the Company believes SO grants encourage executives to focus on behaviors and initiatives intended to lead to an increase in the price of the Company’s common stock over the eight-year term of the SOs, which benefits all shareholders. The Company grants RSUs because RSUs foster stock ownership and serve to retain our executives in a challenging business environment since they only vest based on continued employment with the Company over a full four-year vesting period.

Timing of Awards

RSU grants for NEOs are approved at the last Committee meeting of each year, generally occurring in December. The Committee makes its determinations with respect to SO grants to NEOs in February, allowing the Committee to factor into the SO awards our final operating results for the full fiscal year and any reduction due to the LTIP program instituted in 2006, as described below. In the case of each type of grant, the Company’s practice has been for the Committee to select a grant date to occur after the Committee meeting date if management is scheduled to make an analyst presentation shortly thereafter. This practice permits the market to absorb any material information that may be presented at the analyst conference. The FAS 123R expense and other information associated with each SO grant made in February 2008 will be reported in future proxy statements as part of NEO compensation.

Key Terms of Awards

The exercise price of SO grants is set at fair market value on the grant date. The Company does not discount, backdate or spring-load SOs, grant SOs with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise SOs. SOs generally vest in four equal annual installments beginning on the first anniversary of the grant date and have eight-year terms. Vesting and exercise rights generally cease upon termination of employment except in the case of retirement (defined as at least 55 years of age with at least five years of service), disability or death. After retirement, disability or death, SOs continue to vest and generally will remain exercisable for the shorter of a three-year period or the original expiration date. Executives are generally entitled to receive a prorated portion of their RSU grants upon retirement, disability or death.

Factors Considered in Determining Award Sizes

In formulating a recommendation to the Committee of the aggregate amount of SOs and RSUs available for awards, our CEO, CFO, Senior VP/Human Resources and Vice President/Compensation and Benefits evaluated the Company’s financial performance relative to its performance in prior periods, and also compared that performance to that of the Peer Group and Comparable Group companies. In addition, these members of senior management considered the Company’s progress toward achieving the transformation envisioned by our strategic plan to expand the Company’s digital revenues and profits, as well as achievement of qualitative goals including leadership in defending the First Amendment, promoting an ethical work environment and diverse workforce, and maintaining the Company’s reputation as a good corporate citizen of the local, national and international communities in which it does business. These members of senior management also reviewed market data relating to SO and RSU grants made in the prior fiscal year at Peer Group and Comparable Group companies, which reflects the trend in the competitive marketplace to lower stock-based compensation expense, reduce the burn rate and dilution of outstanding shares, and conserve available shares under the Omnibus Plan. In 2007, after considering the foregoing factors, the Committee approved a year-over-

year reduction in the size of the overall long-term award pool, as recommended by senior management, to reduce Company expense in light of softening economic conditions. The Company has reduced the annual aggregate number of SOs granted from 5.9 million in 2001 to 1.3 million in 2007 (including February 2008 grants).

The Committee also considered long-term incentive equity award guidelines for our NEOs developed by senior management. These guideline amounts are generally divided by salary grade level and take into account, for each salary grade, the nature and responsibility of the positions at that grade, internal equity between salary grades, the guideline amounts for the preceding year, and the overall size of the long-term award pool. In addition, the guidelines address an appropriate allocation of SOs and RSUs. For fiscal 2007, the guidelines recommended that NEOs receive long-term incentive awards approximately 40% in the form of RSUs and 60% in the form of SOs. This allocation represented an increased emphasis on RSUs over SOs to promote retention and share ownership, which reflects grant trends in the competitive marketplace. The Committee may adjust the mix of long-term incentive award types in future years.

Based on the foregoing, the following table shows the number of RSUs granted to our NEOs in December 2007 and SOs granted in February 2008:

Executive	SOs	RSUs

Mr. Dubow	235,000	35,000

Ms. Martore	62,000	20,000

Ms. Clark-Johnson	43,000	7,800

Mr. Davidson	30,000	7,750

Mr. Moon	28,000	4,600

The Committee determined that these amounts, which vary from the SO and RSU guideline amounts, were appropriate given their individual performance, the performance of the divisions and operations for which they are responsible, the Company’s financial performance notwithstanding difficult business conditions, and the qualitative and other achievements noted in the discussion of 2007 bonus awards. In setting actual awards for NEOs other than Mr. Dubow, the Committee considered Mr. Dubow’s recommendations but exercised its own discretion in making final determinations. In setting actual awards for Mr. Dubow, the Committee made its own findings and determinations based on similar criteria described above used for our other NEOs and, in addition, to recognize Mr. Dubow for continuing to provide leadership and vision, developing and articulating the strategic direction of the Company, and fostering an environment in which the senior management team was able to support and execute the strategy he articulated.

Long-Term Incentive Program (LTIP)

In February 2006, the Committee adopted a strategic long-term incentive program, or LTIP, designed to motivate our key executives over a three-year performance period to transform the Company to succeed in digital businesses while continuing to achieve success in the Company’s core businesses. The Company’s senior management proposed to the Committee the structure and award targets for the LTIP based on their study of comparable long-term incentive plans and other relevant market practice. The LTIP was designed to optimize the long-term incentives afforded to plan participants while maintaining acceptable and predictable costs to the Company. As such, LTIP awards made to all participants were denominated in equal amounts, at grant date, of “performance shares” denominated in shares of Company stock, and “performance units” denominated in dollars. The use of performance shares enables the Company to account for the LTIP based on the price of the stock underlying the performance shares, fixed at the date of grant, and provides additional linkage between executives and shareholders. The use of performance units results in a known maximum cost of the plan at the time of grant and affords a liquidity benefit to the plan participants. The costs to the Company of the LTIP awards are expected to be mitigated by reductions in the number of SOs that would otherwise be awarded to LTIP participants over the duration of the performance period; the SO awards made in February 2007 and 2008 reflect this.

All NEOs currently participate in the LTIP; however, no awards relating to it were made to any NEOs during fiscal 2007. Additional information regarding the impact of the LTIP on the compensation of the NEOs for fiscal 2007 can be found in footnotes to the Summary Compensation Table and under “Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table.”

Benefits and Perquisites

The Company’s NEOs are provided a limited number of perquisites whose primary purpose is to minimize distractions from the executives’ attention to important Company initiatives. The personal benefits and perquisites the Company provides to our NEOs are substantially the same as those offered to other senior executives, with the exception of certain perquisites that will be provided to Mr. Dubow after his retirement under the terms of his employment contract. For additional information about these post-retirement benefits, see the perquisites discussion under the “Other Potential Post-Employment Payments” section.

Post-Termination Pay

The Company sponsors a tax-qualified defined benefit retirement plan, the Gannett Retirement Plan (GRP), and a nonqualified retirement plan, the Supplemental Retirement Plan (SERP). The Company also offers a tax-advantaged Deferred Compensation Plan (DCP) and a Transitional Compensation Plan, which together with the GRP and SERP, assist the Company in recruiting and retaining employees and in providing management stability and long-term commitment. Mr. Davidson and certain other executives based in the United Kingdom participate in the tax-registered Newsquest Pension Scheme instead of the GRP, SERP and DCP. The objectives of the Newsquest Pension Scheme are similar to those of the GRP and SERP.

Gannett Retirement Plan (GRP)

The GRP provides retirement income to the majority of the Company’s employees based in the United States. The plan provides benefits for employees based upon years of credited service, and the highest consecutive five-year average of an employee’s compensation out of the final ten years of employment, referred to as final average earnings, or FAE. In general, participants covered under a pension equity formula are vested in their benefits under the GRP after completing three years of service. All other participants are vested in their benefits under the GRP after completing five years of service.

Effective January 1, 1998 the Company made a significant change to the GRP for service after that date. Certain employees who were either retirement-eligible or had a significant number of years of service with the Company were “grandfathered” in the plan provisions applicable to them prior to the change (pre-1998 plan provisions). Ms. Clark-Johnson qualified as a “grandfathered” plan participant.

The remaining NEOs (other than Mr. Davidson, who does not participate in the GRP) were transitioned to the post-1997 plan provisions under the GRP.

The pre-1998 GRP provisions provide for a benefit at normal retirement equal to a gross benefit reduced by a Social Security offset:

GRP’s benefit =	[ (	2% times credited service up to 25 years	+	0.7% times credited service in excess of 25 years	) X	FAE	] -	an offset equal to 50% of estimated Social Security benefit at normal retirement, prorated for service less than 35 years.

The post-1997 GRP provisions provide for a benefit expressed as a lump sum value based on the sum of annual percentages credited to each participating employee. The percentages increase with years of service. Upon termination or retirement, the total percentages are applied to a participant’s FAE resulting in a lump sum benefit value. The pension equity benefit can be payable as either a lifetime annuity or a lump sum. Each NEO who participates in the GRP is fully vested in the GRP as of December 31, 2007.

Supplemental Executive Retirement Plan (SERP)

The SERP is a nonqualified retirement plan maintained to attract and retain a highly-motivated executive workforce by providing eligible employees with retirement benefits that cannot be provided under the GRP due to the Internal Revenue Code, which limits the pay that can be recognized under qualified retirement plans as well as imposes limits on the amount of benefits which can be paid. The SERP also provides benefits equal to the difference between the pre-1998 GRP formula and the amount participants will receive under the post-1997 formula. For all SERP participants, the benefit calculated under the applicable SERP formula is reduced by benefits payable from the GRP. Each NEO who participates in the SERP is fully vested in the SERP as of December 31, 2007.

Deferred Compensation Plan (DCP)

Each NEO who participates in the DCP may elect to defer all or a portion of their compensation under the DCP, provided that the minimum deferral must be $5,000 for each form of compensation (salary and bonus) for the year of deferral. The amounts deferred by each NEO will be deemed invested in the fund or funds designated by such NEO from among a number of funds selected by the Committee. The investment options available to our NEOs under the DCP are the same as those available to all employee-participants under the Company’s 401(k) plan. The Company does not make contributions on behalf of its NEOs to the DCP.

Newsquest Pension Scheme

Mr. Davidson participates in the Newsquest Pension Scheme (the Scheme), a contributory defined benefit pension plan that is tax registered with Her Majesty’s Revenue and Customs (HMRC) under Part IV of the Finance Act 2004. (The pension provisions of this Act came into force on April 6, 2006 (A-day).) The Scheme provides retirement income to Newsquest employees in the U.K. who chose to join the Scheme prior to July 1, 2005. All participating employees contribute a percentage of pay as a condition of participation. During 2007, active participants were given a choice as to their future contribution levels. Participants who elected to make the higher level of contributions will continue to receive their current level of benefit accrual, while those who elected the lower contribution rate will accrue a lower level of benefits in the future. Certain executives receive benefits at a higher level than the broad population (as permitted under U.K. pension regulations). Mr. Davidson has a pension that will provide him with two-thirds of his Final Pensionable Salary at his normal retirement date assuming he remains actively employed until that date. Final Pensionable Salary is based on base pay during the last twelve months of employment or, if greater, base pay in any tax year (April 6 to April 5) during the five years preceding termination or retirement.

Transitional Compensation Plan

The Transitional Compensation Plan provides severance pay upon a change in control of the Company for all NEOs. The plan provides payments in the event of an involuntary termination without “cause,” a voluntary termination for “good reason,” or a voluntary termination within 30 days after the first anniversary of the change in control.

The Transitional Compensation Plan assures the Company that it would have the continued dedication of, and the availability of objective advice and counsel from, our NEOs notwithstanding the possibility, threat or occurrence of a change in control and promotes retention and continuity of management for at least one year after a change in control. Change in control arrangements also facilitate the Company’s ability to attract and retain management as the Company competes for talented employees in a marketplace where such protections are common. See “Change in Control” under “Other Potential-Post Employment Payments.”

Recoupment of Previously Paid Bonuses

The Company includes a “claw back” provision in the form of agreement it uses for SO and LTIP awards that requires repayment of all profit realized during the twelve-month period following the first public issuance or filing with the SEC of a financial document that is subsequently restated. The claw back applies if the restatement occurred because of the grantee’s misconduct or the grantee is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to a company’s chief executive officer and four other most highly compensated executive officers for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Committee has structured, and intends to continue to structure, performance-based compensation, including SOs and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. However, the Committee reserves the authority to award non-deductible compensation in other circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. For 2007, approximately $245,047 of the compensation paid to Mr. Dubow was not deductible under Section 162(m).

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this proxy statement. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10-K for its 2007 fiscal year, and the Board has approved that recommendation.

Executive Compensation Committee

Duncan M. McFarland, Chair

Arthur H. Harper

Marjorie Magner

Karen Hastie Williams

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Craig A. Dubow (Chairman, President and CEO)	2007 2006	1,200,000 1,200,000	1,750,000 1,750,000	1,067,980 538,866	3,351,000 402,529	57,101 4,119,446	120,629 139,603	7,546,710 8,150,444

Gracia C. Martore (Executive Vice President and CFO)	2007 2006	700,000 656,250	600,000 600,000	871,016 285,916	703,710 979,471	73,781 1,965,776	78,478 88,020	3,026,985 4,575,433

Susan Clark-Johnson	2007	735,000	480,000	(125,363)	1,058,894	765,447	105,998	3,019,976
(President/ Newspaper Division)	2006	695,000	500,000	275,189	780,200	842,866	97,559	3,190,814

Paul Davidson (Chairman and CEO/Newsquest)(6)	2007	730,000	363,175	85,881	287,628	851,088	49,450	2,367,222

Craig A. Moon	2007	600,000	365,000	(93,717)	594,224	82,292	59,202	1,607,001
(President and Publisher/USA TODAY)	2006	561,000	370,000	226,627	521,275	309,911	74,656	2,063,469

(1)	See the “Compensation Discussion and Analysis” section for a discussion of how the bonus amounts were determined. Of the amounts shown, 25% was paid in Company stock for all NEOs (other than the 2007 bonuses for Ms. Clark-Johnson and Mr. Davidson).

(2)	Amounts shown in this column are based on the accounting expense recognized by the Company related to (a) RSU grants made in fiscal years 2007 and 2006 and in prior periods and (b) LTIP performance share awards made in 2006. The assumptions, methodology and other factors used to calculate the accounting expense and compensation amounts for RSU awards and LTIP performance shares are as follows:

•

In 2006, for RSU awards, the accounting expense recognized by the Company was based on the number of RSUs awarded, and a proportionate amount of RSU award fair value (share price at date of grant), based on the number of days in 2006 the awards were outstanding as a percentage of the four-year award term.

•	In 2007, for RSU awards, the accounting expense recognized by the Company is based on the following:

–	The number of RSUs awarded;

–	The fair value of RSUs awards (share price at date of grant except for December 2007 awards for which share price was reduced by a discount factor because dividend equivalents are not paid on the awards during their term); and

–	The vesting or service period applicable to each NEO’s awards. In the case of Mr. Dubow and Ms. Martore, effective in 2007 and pursuant to their employment contracts, all outstanding and future RSU awards effectively vest in full upon grant. Therefore, RSU related accounting expense and compensation for Mr. Dubow and Ms. Martore reflect all remaining unexpensed value of RSUs issued prior to 2007 and 100% of the fair value of their December 2007 RSU awards.

In the case of the other NEOs, the RSU vesting or service period is four years, and therefore the accounting expense reflects a proportionate amount of the fair value of RSU awards based on the number of days in 2007 the awards were outstanding as a percentage of the four-year award term.

•

For LTIP performance shares, the accounting expense recognized by the Company for 2006 and reported as compensation was based on: (1) the closing market price of the grant date of the awards ($62.71 on February 24, 2006 and $55.99 on April 18, 2006); (2) an estimate at December 31, 2006 of the Company’s probable success in achieving the strategic goals of the LTIP translated to a number of performance shares which would be issued at the threshold level of performance; and (3) a fraction, the numerator of which is the number of months the plan was in force during 2006 (10) and the denominator of which is the number of months covered by the plan (34).

•

For 2007, the Company did not achieve an interim goal under the LTIP. Also, the Company determined it is no longer probable it would achieve one of the strategic goals of the LTIP. If that goal is not achieved at the end of the performance period, no LTIP performance shares would be issued. Therefore the 2006 accounting expense for LTIP performance shares related to this strategic goal was reversed in 2007. For each NEO (other than Mr. Davidson, who was not a NEO in 2006), therefore, a credit, or negative compensation amount, is reflected in the 2007 Summary Compensation Table equal to the amount of compensation reflected for LTIP performance shares in the 2006 Summary Compensation Table.

Note that there can be no assurance that the FAS 123R stock compensation amounts reflected in this column will ever be realized by the NEOs. Note also that while on December 30, 2007 the Company did not believe it probable it would achieve one of the strategic goals of the LTIP and therefore no LTIP performance shares would be issued, final determination of this matter will not be established until February 2009.

(3)	Amounts shown in this column are based on the accounting expense recognized by the Company in fiscal years 2007 and 2006 related to SO awards made in each applicable year and in prior periods. There can be no assurance that the SOs will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the FAS 123R value. The assumptions and methodology used to calculate the accounting expense recognized in fiscal years 2007 and 2006 for these SOs are as follows:

Valuation and amortization method—The Company determines the fair value of SOs using the Black-Scholes option-pricing formula. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. SOs generally vest 25% on each of the four succeeding anniversary dates of the award. However, for awards made to retirement eligible employees, there is no requisite service period for 75% of the award, and there is a one-year service period for the remaining 25% of the award. In the case of Mr. Dubow and Ms. Martore, pursuant to their employment contracts, all SO awards effectively vest in full upon grant. Therefore, SO related accounting expense and compensation for SO awards made to Mr. Dubow in 2007 and 2006 and Ms. Martore in 2007 reflect 100% of the fair value of such awards.

Expected Term—The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to contractual terms of the awards, vesting schedules and expectations of future employee behavior.

Expected Volatility—The fair value of stock-based awards reflects a volatility factor calculated using market data for the Company’s common stock. The time frame used was 36 months prior to grant date for awards prior to 2006, 72 months in 2006, and 54 months for awards thereafter.

Expected Dividend Yield—The dividend yield is determined by dividing the expected per share dividend during the option term by the Company’s stock price. The Company has used historical dividend yield trends as an estimate for future yields. The expected dividend yield is based on the average quarterly dividend divided by the average price of the Company’s shares over the previous three-year period.

Risk-Free Interest Rate—The Company bases the risk-free interest rate used in the Black-Scholes valuation method on the yield to maturity at the time of the SO grant on zero-coupon U.S. government bonds having a remaining life equal to the SO’s expected life.

The following assumptions were used to estimate the fair value of SO awards and related compensation amounts reflected in the Summary Compensation Table:

	2007	2006	2005	2003
Average expected term	4.5 yrs.	6 yrs.	6 yrs.	7 yrs.
Expected volatility	17.8%	22.0%	11.46 –13.62%	26.12%
Weighted average volatility	17.8%	22.0%	11.59%	26.12%
Risk-free interest rate	4.52%	4.84%	3.71 – 4.32%	3.8%
Expected dividend yield	2.1%	1.4%	1.24% – 1.30%	1.34%
Weighted avg. expected dividend yield	2.1%	1.4%	1.29%	1.34%
Fair value	$11.17	$15.43	$11.31 – $12.68	$21.48

(4)	Gannett does not make any contributions on behalf of its executive officers to the DCP or pay above-market earnings on DCP accounts. The entire amount shown in this column is related to the aggregate increase in the applicable fiscal year in the accumulated benefit liability relating to the NEO under the GRP and the SERP (under the Newsquest Pension Scheme for Mr. Davidson). The increase is the amount of change from the pension plan measurement date used for the Company’s 2006 financial statements to the measurement date used for its 2007 financial statements. This includes the value of any additional service accrued, the impact of any compensation increases received, the impact of any plan amendments made during the period, and growth attributable to interest, if applicable. The Company uses the same assumptions it uses for financial reporting under generally accepted accounting principles with the exception of the retirement age, pre-retirement mortality and probability of turnover prior to retirement. The assumed retirement age for the above values is the earliest age at which an executive could retire without any benefit reduction due to age. The above values are calculated assuming each NEO survives to the assumed retirement age. To the extent the assumptions used for reporting changed from the prior year to the current year, the impact is reflected in the above values.

(5)	All Other Compensation for fiscal year 2007 includes an annual premium paid by the Company on a life insurance policy for Ms. Clark-Johnson—$40,700; and for fiscal year 2006 includes the annual premiums paid by the Company on life insurance policies as follows: Mr. Dubow—$40,506, Ms. Martore—$22,144, Ms. Clark-Johnson—$30,368, and Mr. Moon—$24,584. This column also includes the incremental cost to the Company of perquisites, including: (i) premiums paid by the Company for supplemental medical coverage, (ii) home security system allowance, (iii) Company-provided automobile, (iv) club membership fee allowance, (v) occasional personal use of Company aircraft, (vi) Company-provided lunch during working hours, as needed, (vii) legal and financial services, (viii) relocation benefits, and (ix) premiums paid by the Company for travel accident insurance, which for Mr. Dubow amounted to $32,708 in each of 2007 and 2006. The NEOs also occasionally receive tickets to sporting events for personal use if the tickets are not needed for business use, for which the Company does not incur incremental costs. Beginning in 2008, the Company will no longer provide its senior executives with any allowance for home security systems (other than for Mr. Dubow) or club membership fees.

(6)	Mr. Davidson’s compensation is paid in British Pound Sterling and has been converted into U.S. dollars at the exchange rate on the date of payment of $1.99 per British Pound Sterling in the case of his bonus payment for 2007 and at the average exchange rate for 2007 of $2.00 per British Pound Sterling in the case of other amounts.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date (1)	Committee Meeting Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Under- lying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Craig A. Dubow	2/28/07	2/27/07		300,000	61.26	3,351,000
(Chairman, President and CEO)	2/28/07	2/27/07	7,155			438,315
	12/7/07	12/4/07	35,000			1,007,650

Gracia C. Martore	2/28/07	2/27/07		63,000	61.26	703,710
(Executive Vice President and CFO)	2/28/07	2/27/07	2,453			150,271
	12/7/07	12/4/07	20,000			575,800

Susan Clark-Johnson	2/28/07	2/27/07		55,000	61.26	614,350
(President/Newspaper Division)	2/27/07	2/27/07	2,026			125,004
	12/7/07	12/4/07	7,800			224,562

Paul Davidson	2/28/07	2/27/07		36,000	61.26	402,120
(Chairman and CEO/Newsquest)	12/7/07	12/4/07	7,750			223,123

Craig A. Moon	2/28/07	2/27/07		36,000	61.26	402,120
(President and Publisher/USA TODAY)	2/28/07	2/27/07	1,512			92,625
	12/7/07	12/4/07	4,600			132,434

(1)	See the “Compensation Discussion and Analysis” section for a discussion of the timing of various pay decisions.

(2)	The awards made in February 2007 represent the stock portion of the 2006 annual incentive bonus, which was previously reported in the Company’s 2007 proxy statement. These awards were fully vested on the date of grant, but may not be sold for six months from the acquisition date. The remaining RSU grants reported in this column vest in full on the fourth anniversary of the grant date, at which time each officer will receive an equivalent number of shares of Gannett common stock. If an individual retires before the fourth anniversary of the grant date, the shares underlying the award are issued on a pro rata basis.

(3)	The SOs reported in this column vest in four equal annual installments beginning on February 28, 2008. The SOs will expire on February 27, 2015.

(4)	These SOs have an exercise price equal to the closing price of the Company’s stock on the grant date.

(5)	The full grant date fair value was computed in accordance with FAS 123R based on the assumptions described in footnotes (2) and (3) to the Summary Compensation Table, except for the February 27, 2007 awards which are valued based on the executive’s bonus for 2006 and settled in stock. There can be no assurance that the FAS 123R amounts shown in the table will ever be realized by an executive officer.

ADDITIONAL INFORMATION REGARDING THE SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS TABLE

Mr. Dubow

In February 2007, the Company entered into a new employment contract with Mr. Dubow. The contract provides for a rolling three-year term until such time as either Mr. Dubow or the Company provides notice of non-extension, in which case the term of the contract would expire on December 31 of the second year following the effective time of the notice. During his employment, Mr. Dubow will receive an annual base salary of $1.2 million or such greater amount as the Committee determines, and an annual bonus at the discretion of the Committee. All SOs and RSUs granted to Mr. Dubow on or after July 15, 2005 will vest fully within four years from the date of grant, will vest immediately upon termination of employment (other than by the Company for “good cause”) and, in the case of SOs, upon any such acceleration will remain exercisable for the lesser of the remaining term or four years. Also, upon termination of employment prior to his 58th birthday, other than by the Company for “cause,” by Mr. Dubow without “good reason,” as a result of death or by reason of Mr. Dubow failing to renew his term of employment, Mr. Dubow’s SERP benefit would reflect service credit as if he had remained employed through his 58th birthday and compensation during the additional service period shall be assumed equal to his annual base salary at the time of termination plus the greater of (1) his most recent incentive bonus or (2) the average of his three most recent incentive bonuses. See also the “Other Potential Post-Employment Payments” section for more information about post-employment benefits.

Ms. Martore

In February 2007, the Company entered into a new employment contract with Ms. Martore. The contract provides for a rolling three-year term until such time as either Ms. Martore or the Company provides notice of non-extension, in which case the term of the contract would expire on December 31 of the second year following the effective time of the notice. During her employment, Ms. Martore will receive an annual base salary of $700,000 or such greater amount as the Committee determines, and an annual bonus at the discretion of the Committee. All SOs and RSUs granted to Ms. Martore on or after February 25, 2005 will vest fully within four years from the date of grant, will vest immediately upon termination of employment (other than by the Company for “good cause”) and, in the case of SOs, upon any such acceleration will remain exercisable for the lesser of the remaining term or three years. Also, upon termination of employment prior to her 60th birthday, other than by the Company for “cause,” by Ms. Martore without “good reason,” as a result of death or by reason of Ms. Martore failing to renew her term of employment, Ms. Martore’s SERP benefit would reflect service credit as if she had remained employed through her 60th birthday and compensation during the additional service period shall be assumed equal to her annual base salary at the time of termination plus the greater of (1) her most recent incentive bonus or (2) the average of her three most recent incentive bonuses. See also the “Other Potential Post-Employment Payments” section for more information about post-employment benefits.

Impact on 2007 Executive Compensation of 2006 LTIP Awards

As noted above, the Committee adopted the LTIP in February 2006 and awards made under it to the NEOs were made only in the 2006 fiscal year. The awards made to the NEOs in 2006 were denominated in an equal amount of “performance shares” denominated in shares of Company stock and “performance units” denominated in dollars.

The actual number of performance shares and units earned will depend on the Company’s success in attaining or exceeding the following three performance goals. Due to their strategic significance, the Company believes that disclosing the actual numerical targets for each goal would result in competitive harm.

•	A target range of net income before tax (NIBT) for fiscal year 2008.

•	A target range of digital, Internet and other non-core business revenues (“digital revenues”) for fiscal year 2008.

•

A range of excess total shareholder return (TSR) measured from the period January 1, 2006 through December 31, 2008, over the average TSR of those companies (other than us) that comprised the S&P 500 Publishing Index as of January 1, 2006. If fewer than two of those companies remain in the index on December 31, 2008, a substitute goal would measure the Company’s TSR against the TSR of the S&P 500. For purposes of this metric, TSR is defined as the value on December 31, 2008 of $100 invested in each company’s common stock on January 1, 2006, giving effect to reinvestment of dividends. To minimize the potential impact of short-term movements in share prices, both the beginning and ending share values would be based on the average of the closing prices over the trading days in the December preceding the applicable measurement date.

The NIBT and digital revenues performance goals were established in 2006 to focus our executives on generating significant profits in the Company’s core newspaper and broadcasting businesses while they transform the Company to compete successfully in digital businesses. If the Company were to achieve the threshold level of performance for the three-year performance period, our NEOs would earn additional compensation equal to 300% of 2006 base salary in the case of Mr. Dubow, and 225% of 2006 base salary in the case of our other NEOs. To the extent that our performance exceeds the applicable threshold level for any combination of the measures, a varying amount of performance shares and performance units would be earned, up to a maximum of approximately two times the threshold award amounts if the Company achieves the maximum levels of performance in both of the proprietary performance measures. If the Company’s performance were to fall below the minimum level for each of the performance goals, then no LTIP payouts would be made and participating executives will have seen a reduction in the number of SOs they otherwise would have received.

The LTIP design also included an interim goal for 2006, which the Company achieved, and an interim goal for 2007. As a result of the continuing challenges of the advertising, circulation and viewership environment, the Company did not achieve the 2007 interim goal and, accordingly, if the Company were to meet one of the strategic goals of the LTIP, any performance share awards payable would be reduced by 50%. However, in light of softening economic conditions, the Company has determined it is no longer probable it would achieve one of the strategic goals of the LTIP. (See Note 2 to the Summary Compensation Table for an explanation of LTIP-related amounts reported in the table for 2007.) If this strategic goal is not achieved, no performance shares would be awarded, but LTIP participants may still earn a payout in the form of performance units in the amount of (i) 50% of their applicable threshold amounts if the Company achieves another strategic goal or a TSR goal or (ii) 25% of their applicable threshold award amounts if the Company achieves another TSR goal. The Company believes that achievement of one of the strategic goals is probable but will require significant effort and substantial progress in 2008.

LTIP awards generally will vest on the expiration of the performance measurement period in 2008 only if the recipient continues to be employed by the Company through the performance measurement period. See the “Other Potential Post-Employment Payments” section for a description of other vesting circumstances.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of securities underlying unexer- cised Options (#) Exerci- sable	Number of securities underlying unexercised Options (#) Unexer- cisable	Option Exer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Craig A. Dubow (Chairman, President and CEO)	24,000		74.50	12/07/2009
	3,375		56.25	07/24/2010
	9,250		54.31	12/05/2010
	70,000		69.35	12/02/2011
	80,000		70.21	12/03/2012
	77,000		87.33	12/12/2013
	69,000		80.90	12/10/2012
	168,750	56,250(1)	71.94	12/10/2012
	100,000	100,000(2)	60.29	12/09/2013
		300,000(3)	61.26	2/27/2015
					10,000(4)	382,300
					35,000(5)	1,338,050
							28,704(6)	1,097,354

Gracia C. Martore (Executive Vice President and CFO)	11,000		65.00	12/08/2008
	13,000		74.50	12/07/2009
	1,750		56.25	07/24/2010
	3,500		54.31	12/05/2010
	40,000		69.35	12/02/2011
	48,000		70.21	12/03/2012
	10,000		75.30	12/03/2012
	60,000		87.33	12/12/2013
	56,000		80.90	12/10/2012
	25,500	25,500(2)	60.29	12/09/2013
	17,500	17,500(2)	55.99	12/09/2013
		63,000(3)	61.26	2/27/2015
					3,750(7)	143,363
					6,000(4)	229,380
					20,000(5)	764,600
							12,880(6)	492,402

Susan Clark-Johnson (President/Newspaper Division)	27,500		65.00	12/08/2008
	30,000		74.50	12/07/2009
	17,500		56.25	07/24/2010
	5,000		56.25	12/07/2009
	12,500		54.31	12/05/2010
	2,800		69.35	12/04/2011
	60,000		69.35	12/02/2011
	60,000		70.21	12/03/2012
	51,000		87.33	12/12/2013
	48,000		80.90	12/10/2012
	53,625	17,875(1)	68.62	12/10/2012
	44,500	44,500(2)	60.29	12/09/2013
		55,000(3)	61.26	2/27/2015
					2,750(7)	105,133
					4,000(4)	152,920
					7,800(5)	298,194
							12,468(6)	476,652

	Option Awards				Stock Awards
Name	Number of securities underlying unexer- cised Options (#) Exerci- sable	Number of securities underlying unexercised Options (#) Unexer- cisable	Option Exer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul Davidson (Chairman and CEO/Newsquest)	670		71.56	11/30/2009
	20,000		69.35	12/02/2011
	31,500		70.21	12/03/2012
	64,000		87.33	12/12/2013
	66,000		80.90	12/10/2012
	23,000	23,000(2)	60.29	12/09/2013
		36,000(3)	61.26	2/27/2015
					2,500(7)	95,575
					3,000(4)	114,690
					7,750(5)	296,283
							10,988(6)	420,071

Craig A. Moon (President and Publisher/USA TODAY)	3,000		70.93	12/08/2008
	24,000		74.50	12/07/2009
	3,375		56.25	07/24/2010
	4,125		54.31	12/05/2010
	2,000		69.35	12/04/2011
	30,000		69.35	12/02/2011
	20,000		72.24	12/02/2011
	62,000		70.21	12/03/2012
	53,000		87.33	12/12/2013
	54,000		80.90	12/10/2012
	18,750	6,250(1)	68.62	12/10/2012
	23,000	23,000(2)	60.29	12/09/2013
		36,000(3)	61.26	2/27/2015
					2,500(7)	95,575
					3,500(4)	133,805
					4,600(5)	175,858
							10,065(6)	384,785

(1)	The unvested portion of these SOs will vest on December 10, 2008.

(2)	The unvested portion of these SOs will vest in two equal annual installments beginning December 9, 2008.

(3)	These SOs will vest in four equal annual installments beginning February 29, 2008.

(4)	These RSUs will vest on December 8, 2010. The value of these RSUs is based on the product of the number of RSUs multiplied by $38.23, the closing price of a share of Gannett common stock on December 28, 2007. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(5)	These RSUs will vest on December 7, 2011. The value of these RSUs is based on the product of the number of RSUs multiplied by $38.23, the closing price of a share of Gannett common stock on December 28, 2007. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(6)

Represents performance shares that may be issued pursuant to the LTIP assuming achievement of threshold performance levels relating to a strategic goal (the actual number of shares issued, if any, will be determined in 2009 based on actual Company performance for 2008); the value of such payouts is based on the product of the number of performance shares multiplied by $38.23, the closing price of a share of Gannett common stock on December 28, 2007. The Company has determined it is no longer probable it would achieve one of the strategic goals of the LTIP. If the strategic goal is not achieved, no performance shares will be issued and any LTIP awards will be settled in performance units. See the “Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table” section for more information about the LTIP.

(7)	These RSUs will vest on December 9, 2009. The value of these RSUs is based on the product of the number of RSUs multiplied by $38.23, the closing price of a share of Gannett common stock on December 28, 2007. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

PENSION BENEFITS

The table below shows the actuarial present value as of December 30, 2007 of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each, under each of the Gannett Retirement Plan, or GRP, and the Supplemental Retirement Plan, or SERP, or, in the case of Mr. Davidson, the Newsquest Pension Scheme, or NPS, in each case, determined using assumptions consistent with those used in the Company’s financial statements, except with respect to pre-retirement mortality, probability of turnover prior to retirement and retirement age. The assumed retirement age reflected below is age 65 under the SERP, age 65 for Ms. Clark-Johnson under the GRP and immediate for all others with respect to the GRP. The assumed retirement age for Mr. Davidson in the NPS is 60. These reflect payment at the earliest point in time at which benefits are available without any reduction for age. To retire at age 60 with his benefits unreduced Mr. Davidson would need the consent of Newsquest Limited.

Amounts shown in the table below give effect to additional service credit for each of Mr. Dubow and Ms. Martore, as provided under their employment contracts. If the additional service period extends service beyond the executive’s actual termination date, compensation during the additional service period is assumed equal to the executive’s annual base salary plus the greater of (1) the executive’s most recent incentive bonus or (2) the average of the executive’s three most recent incentive bonuses. However, if the executive’s employment were terminated by the Company for “cause,” by the executive without “good reason,” as a result of death, or by reason of the executive failing to extend the employment contract, their respective actual periods of credited service under the SERP and present value of accumulated benefits under the SERP would be reduced to 26.08 years and $4,131,516 in the case of Mr. Dubow; and 22.67 years and $2,094,213 in the case of Ms. Martore.

Name	Plan Name	Number of years credited service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Craig A. Dubow (Chairman, President and CEO)	GRP SERP	26.08 30.92	397,825 7,884,801	0 0

Gracia C. Martore (Executive Vice President and CFO)	GRP SERP	22.67 26.42	501,138 3,630,691	0 0

Susan Clark-Johnson (President/Newspaper Division)	GRP SERP	40.50 40.50	1,013,519 4,090,592	0 0

Paul Davidson (Chairman and CEO/Newsquest)(1)	NPS	18.75	4,906,845	0

Craig A. Moon (President and Publisher/USA TODAY)	GRP SERP	22.33 22.50	544,445 2,020,146	0 0

(1)	For purposes of this table, Mr. Davidson’s present value of accumulated benefit was converted into U.S. dollars at the average exchange rate for 2007 of $2.00 per British Pound Sterling.

NONQUALIFIED DEFERRED COMPENSATION

The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that allows Company executives to defer all or a portion of their compensation. Amounts that are not treated as if invested in the Company’s common stock are distributed in cash, and amounts that are treated as if invested in the Company’s common stock are generally distributed in shares of common stock or cash, at the Company’s election. The Company does not make contributions on behalf of its NEOs to the DCP. Information regarding the DCP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.”

Name	Executive Contributions in Last FY ($) (1)	Aggregate earnings (losses) in Last FY ($) (2)	Aggregate withdrawals/ distributions in Last FY ($)	Aggregate balance at Last FYE($)

Craig A. Dubow (Chairman, President and CEO)	437,500	(619,227)	0	1,218,348

Gracia C. Martore (Executive Vice President and CFO)	150,000	25,417	49,486	2,475,880

Susan Clark-Johnson (President/Newspaper Division)	0	244,024	137,341	3,434,273

Paul Davidson (Chairman and CEO/Newsquest)	0	0	0	0

Craig A. Moon (President and Publisher/USA TODAY)	92,500	(208,622)	11,088	410,146

(1)	For Mr. Dubow, Ms. Martore and Mr. Moon, amounts shown in this column represent the deferral of the portion of the executives’ annual incentive bonuses for 2006 which were paid in Gannett common stock. The deferrals of the stock portion of the executives’ bonuses were deemed invested in the Gannett stock fund of the DCP.

(2)	The Company does not make any contributions on behalf of its executive officers to the DCP or pay above market earnings on DCP accounts. Amounts shown in this column represent the returns attributable to the executives’ deemed investments of deferred compensation amounts.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company’s employee benefit programs provide the NEOs with post-termination benefits in a variety of circumstances. The amount of compensation payable may vary depending on the nature of the termination, whether as a result of retirement/voluntary termination, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executive. The discussion below describes the varying amounts payable to each NEO in each of these situations. It assumes, in each case, that the officer’s termination was effective as of December 30, 2007. In presenting this disclosure, we describe amounts earned through December 30, 2007 and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, our estimates of the amounts which would be paid out to the executives upon their termination. Some payments would be automatically delayed or modified if required under Section 409A of the Internal Revenue Code.

Retirement/Voluntary Termination

In the case of a NEO’s retirement or voluntary termination, the Company would provide the executive with post-retirement benefits that currently include the following:

•

Pension.    The vested portions of the executive’s GRP and SERP or, in the case of Mr. Davidson, NPS, benefits are payable at the date of termination, in the case of the GRP, at the later of the termination date or the date the executive reaches age 55, in the case of the SERP, and at the later of the termination date or the date the executive reaches age 50, in the case of the NPS. Further, in the case of retirement or voluntary termination, Mr. Dubow and Ms. Martore would not receive the additional service credits under the SERP provided for in their employment contracts.

•

LTIP.    The executive would be entitled to receive a prorated portion of the executive’s 2006 LTIP award, based on the number of full months worked in the 34-month performance period, if the executive is not reemployed by a Company competitor before the LTIP payout, if any, is made in February 2009. The prorated portion of the LTIP award, if any, would be earned at the lesser of threshold or actual level of performance achieved over the performance period, and would be paid at the same time as other participants. The Company has determined it is probable it will not achieve one of the strategic goals of the LTIP. The table below assumes that the Company achieves the other strategic goal and values each NEO’s LTIP award at 50% of the applicable threshold amount. See the “Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table” section for more information about the LTIP.

•

RSUs and SOs.    Executives are generally entitled to receive a prorated portion of their RSU grants, based on the number of full months worked during the term of the grants. SOs continue to vest and generally remain exercisable for the lesser of the remaining term or three years. The employment contracts with Mr. Dubow and Ms. Martore provide that, upon these executives’ termination of employment other than for “good cause” (as defined below under “Other Potential Post-Termination Payments to Mr. Dubow and Ms. Martore”), all SOs and RSUs granted to them after July 15, 2005, in the case of Mr. Dubow, and February 25, 2005, in the case of Ms. Martore, would become fully vested on the date of termination and, in the case of SOs, would remain exercisable for the lesser of the remaining term of the SOs or four years, in the case of Mr. Dubow, or three years, in the case of Ms. Martore.

Potential Payment Obligation Upon Retirement/Voluntary Termination

	Craig A. Dubow ($)		Gracia C. Martore ($)	Susan Clark-Johnson ($)	Paul Davidson ($)	Craig A. Moon ($)
Pension	4,096,950		3,529,791	6,588,025	4,895,331	3,314,989
LTIP	937,294		414,048	407,133	389,479	328,647
Stock Options	0		0	0	0	0
Restricted Stock Units	1,720,350		1,137,343	90,796	76,460	81,239
TOTAL(1)	6,754,594	(2)	5,081,182	7,085,954	5,361,270	3,724,875

(1)

All members of the Gannett Management Committee, which includes all NEOs, are covered by life insurance policies (other than Mr. Davidson). The Company will pay premiums on universal life insurance policies owned by the executive having face amounts equal to 100% of the sum of two times the salary and last bonus of such executive plus $200,000, or $300,000 in the case of Mr. Dubow. The Company will pay the policy premium in full by the time the executive reaches age 65. The policy’s face amount reduces 10% each year after termination, to a minimum of

$350,000. Until the policy premiums are paid in full, the expected annual cost to the Company of these premiums ranges from $25,000—$45,000 per executive per year but are subject to variance pursuant to customary insurance underwriting procedures. All members of the Gannett Management Committee are also entitled to receive the following post-retirement perquisites: (i) if the executive is asked to represent the Company at a function or event, travel accident insurance; (ii) legal and financial counseling services on the same basis as available as an active benefit at the time his or her employment terminates, until April 15 of the year of retirement or the year following retirement; (iii) the right to purchase the company-owned car provided to the executive at the time of termination, at fair market value, and (iv) other than Mr. Davidson, supplemental medical insurance coverage for the executive and his or her family with a maximum annual benefit of $25,000 per executive family. During the first year, we estimate the expected incremental cost to the Company for these post-retirement benefits would have been $32,000 for each NEO. Thereafter, we estimate the expected annual incremental cost to the Company, based primarily on the expected costs of the supplemental medical insurance benefit, would be $7,000 for each NEO. Except as otherwise provided with respect to Mr. Dubow, the Company reserves the right, in its sole discretion, to amend or terminate the life insurance benefit and the post-retirement perquisites from time-to-time, provided that any changes with respect to the benefits provided to one executive shall also apply to similarly situated current and former executives.

(2)	In addition to the benefits described in footnote 1 to this table, Mr. Dubow would receive the following additional perquisites under his employment contract following his voluntary termination or retirement: a Medicare supplement and reimbursement for the cost of Medicare Part B coverage, beginning at age 65 and continuing for life; legal and financial counseling services on the same basis as available as an active benefit at the time his employment terminates, for three years after his employment terminates, at an estimated incremental cost to the Company of $25,000 annually; use of Company aircraft for three years after his employment terminates, at times not inconveniencing the Company, the cost of which would be reimbursed by Mr. Dubow at the Company’s then-effective incremental hourly rate; ownership of existing home office equipment would be transferred to Mr. Dubow; home computer assistance, for three years after his employment terminates; use of an office, secretarial assistance and access to Company facilities at no charge for three years after his employment terminates; and access, for three years after his employment terminates, to one country club selected by Mr. Dubow of which the Company is a member at the time of his retirement and to which Mr. Dubow had access during the time of his employment, the cost of which would be reimbursed by Mr. Dubow. These post-retirement perquisites would terminate in the event that Mr. Dubow provides competitive services to a competitor of the Company, as described in his employment contract. We estimate annual incremental costs to the Company associated with these perquisites of $38,000.

Death

If the employment of a NEO is terminated as a result of the executive’s death, then each executive’s estate would be entitled to the following benefits:

•

Pension.    The spouse of an executive whose employment is terminated as a result of death would be entitled to receive the vested portions of the executive’s GRP and SERP or, in the case of Mr. Davidson, NPS, benefits. The GRP benefit would be payable at the same time and have the same value as described in the Retirement/Voluntary Termination disclosure section. The executive’s vested benefit under the SERP would be payable to an eligible spouse at the later of the date of death or the date the executive would have attained age 55, with the same value as described in the Retirement/Voluntary Termination disclosure section. Under the NPS, a qualifying dependent receives an annuity, payable for life from the day after the member’s death, equal to 50% of the participant’s annuity, based on pensionable salary at the date of death of the member and calculated as if the member had stayed in pensionable service until normal retirement age. An annuity is also payable to any dependent children until they attain the age of 16 or, if in full time education or training, age 23. The annuity is calculated as 50% of the dependent’s annuity, and payable from the day after the member’s death. If there is more than one qualifying child, the NPS trustees would determine the proportion of pension to be paid to each child.

•

LTIP.    All LTIP awards would vest and be deemed to have been earned, at threshold performance level, pro rata for the number of full months worked in the 34-month performance period and would be paid out promptly after the executive’s death.

•

RSUs and SOs.    The executive’s estate generally would be entitled to receive a prorated portion of the executive’s RSU grants, based on the number of full months worked during the term of the grants. SOs continue to vest and generally remain exercisable by the executive’s estate for the lesser of the remaining term or three years.

•

Life insurance.    The executive’s estate would receive a benefit under the policy maintained by the Company and owned by the executive equal to two times the salary and last bonus of such executive plus $200,000, or $300,000 in the case of Mr. Dubow. In the case of Mr. Davidson, his estate would receive a benefit from the Newsquest Life Assurance Scheme equal to four times his base pay.

Potential Payment Obligation Upon Death

	Craig A. Dubow ($)		Gracia C. Martore ($)		Susan Clark-Johnson ($)	Paul Davidson ($)	Craig A. Moon ($)
Pension	4,096,950		3,529,791		6,588,025	8,025,501	3,314,989
LTIP	1,874,588		828,096		814,266	778,958	657,294
Stock Options	0	(1)	0	(1)	0	0	0
Restricted Stock Units	1,720,350	(1)	1,137,343	(1)	90,796	76,460	81,239
Life Insurance	6,200,000		2,800,000		2,670,000	2,920,000	2,140,000
Additional Death Benefit	5,900,000	(2)	2,600,000	(2)	—	—	—
TOTAL(3)	19,791,888		10,895,230		10,163,087	11,800,919	6,193,522

(1)	Pursuant to their employment contracts, upon a termination of employment as a result of his or her death, the estates of Mr. Dubow and Ms. Martore would be entitled to the same value of accelerated vesting of SOs and RSUs as described in the Retirement/Voluntary Termination disclosure section.

(2)	Pursuant to their employment contracts, upon a termination of employment as a result of his or her death, the estates of Mr. Dubow and Ms. Martore would be entitled to a lump sum cash payment within 30 days after death in an amount equal to two times the sum of (a) the executive’s base salary as of the date of death and (b) the greater of (i) the amount of the executive’s annual bonus earned with respect to the year ended prior to the year of death, or (ii) the average of the executive’s three most recent annual bonuses as of the date of death.

(3)

The Company would continue to provide supplemental medical insurance coverage for the executive’s (other than Mr. Davidson) eligible dependents up to an annual maximum of $12,500 per year, in addition to the regular post-retirement medical insurance coverage available to the NEOs on the same terms as provided to Company retirees generally, for the duration of the life of the eligible dependents. We estimate annual incremental costs to the Company for this benefit of $7,000 for each of the NEOs (other than Mr. Davidson).

Disability

If the employment of a NEO is terminated upon the executive’s disability, then the executive would be entitled to the following post-termination benefits:

•

Pension.    Executives terminated due to disability are entitled to receive the vested portions of their GRP and SERP or, in the case of Mr. Davidson, NPS, benefits. The payment under the Company’s SERP of the executive’s vested benefit would be made upon retirement, but not prior to age 55. Executives who meet the definition of disability under the Company’s broad-based Long-Term Disability Plan are eligible to receive continued service credits under the GRP and the SERP until the earliest of age 65, recovery from disability, death or retirement. During the period of disability, pay is assumed equal to the base pay in effect at the date of disability. For Mr. Dubow and Ms. Martore, during the protected service credit period in their respective employment contracts, pay is assumed to also include the greater of (1) the executive’s most recent incentive bonus or (2) the average of the executive’s three most recent incentive bonuses. The values of the benefits shown in the table below are based on the following assumptions: (1) the executive became disabled on December 30, 2007, and (2) the executive remains disabled until age 65. SERP benefits are assumed payable at age 65 in the form of a lump sum. All other assumptions are the same as those used in presenting the Pension Benefits Table. If Mr. Davidson meets the definition of disability under the NPS, he is eligible to receive his vested benefit, commencing immediately, with no reduction for early commencement.

•

LTIP.    All LTIP awards would be deemed earned, if at all, pro rata for the number of full months worked in the 34-month performance period at the same time and to the same extent that they are earned by other participants based on Company performance, and would be paid out 60 days after the performance period ends.

•

RSUs and SOs.    Executives are generally entitled to receive a prorated portion of their RSU grants, based on the number of full months worked during the term of the grants. SOs continue to vest and generally remain exercisable for the lesser of the remaining term or three years.

Potential Payment Obligation Upon Disability

	Craig A. Dubow ($)		Gracia C. Martore ($)		Susan Clark-Johnson ($)	Paul Davidson ($)	Craig A. Moon ($)
Pension	7,712,981		4,901,963		5,753,779	6,542,572	3,100,811
LTIP	937,294		414,048		407,133	389,479	328,647
Stock Options	0	(1)	0	(1)	0	0	0
Restricted Stock Units	1,720,350	(1)	1,137,343	(1)	90,796	76,460	81,239
Additional Disability Benefits	5,900,000	(2)	2,600,000	(2)	—	—	—
TOTAL(3)	16,270,625		9,053,354		6,251,708	7,008,511	3,510,697

(1)	Pursuant to their employment contracts, SOs and RSUs granted to Mr. Dubow and Ms. Martore would vest in the same manner as described in the Retirement/Voluntary Termination disclosure section.

(2)	Pursuant to their employment contracts, Mr. Dubow and Ms. Martore would be entitled to receive disability income as well as lump sum payments equivalent in amount to those payable to their respective estates as described in footnote 2 to the Potential Payment Obligation Upon Death disclosure section.

(3)	Each NEO would receive life and medical insurance and post-termination perquisites with the same respective values described in footnote 1 to the Retirement/Voluntary Termination table.

Change in Control

The Company has a Transitional Compensation Plan, or Transitional Plan, to assure the Company that it would have the continued dedication of, and the availability of objective advice and counsel from, key executives notwithstanding the possibility, threat or occurrence of a change in control and to promote retention and continuity of management for at least one year after a change in control. The Board believes it imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, in connection with any proposal relating to a change in control without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal.

With those goals in mind, the Transitional Plan provides that participants, including the NEOs, would be entitled to compensation following a change in control if (1) within two years from the date of the change in control the participant’s employment is terminated by the Company other than for “cause,” or by the employee for “good reason,” or (2) within a 30-day window period after the first anniversary of the change in control, the executive terminates his or her employment voluntarily.

Following is a summary of several key terms of the Transitional Plan:

•

“change in control” means the first to occur of: (1) the acquisition of 20% or more of our then-outstanding shares of common stock or the combined voting power of our then-outstanding voting securities; (2) our incumbent directors cease to constitute at least a majority of the Board, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent Board; (3) consummation of our sale in a merger or similar transaction or sale or other disposition of all or substantially all of our assets; or (4) approval by our stockholders of the Company’s complete liquidation or dissolution.

•

“cause” means (1) any material misappropriation of Company funds or property; (2) the executive’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied in a reasonable period of time following notice from the Company; or (3) conviction of a felony involving moral turpitude.

•

“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) a material diminution of an executive’s duties or responsibilities; (2) a reduction in, or failure to pay timely, the executive’s compensation and/or other benefits or perquisites; (3) the relocation of the executive’s office outside the Washington, D.C. metropolitan area or away from the Company’s headquarters; (4) the failure of the Company or any successor to assume and agree to perform the Transitional Plan; or (5) any purported termination of the executive’s employment other than in accordance with the Transitional Plan. Any good faith determination of “good reason” made by the executive shall be conclusive.

A NEO entitled to compensation under the Transitional Plan would receive:

•

Pension.    In addition to their vested GRP benefits, U.S. executives would be entitled to a payment under the Company’s SERP equal to the difference between (1) the amount that would have been paid under the SERP had the executive remained in the employ of the

Company for three years and received the same level of salary and bonus which the executive received with respect to the fiscal year immediately preceding the date of the change in control or the termination date, and (2) the amount payable under the SERP as of the later of the date of the change in control or the termination date. Upon a change in control, SERP benefits and post-2004 DCP benefits that have accrued up to the date of the change in control shall be paid in the form of a lump sum distribution shortly after the change in control. In addition to his vested NPS benefit, Mr. Davidson would receive a payment from the Company equal to the difference between (1) the amount that would have been paid under the NPS had he remained in the employ of the Company for three years and received the same level of salary which he received with respect to the fiscal year immediately preceding the date of the change in control or the termination date, and (2) the amount payable under the NPS as of the later of the date of the change in control or the termination date.

•	LTIP. All LTIP awards would vest and be deemed to have been earned at threshold level for the full performance period.

•	RSUs and SOs. All SOs and RSUs would vest in full upon a change in control.

•

Cash severance payments in amounts equal to three times the sum of (1) the executive’s highest salary during the 12-month period prior to the termination date or, if higher, during the 12-month period prior to the change in control, and (2) the greater of (a) the highest bonus earned by the executive in the three fiscal years immediately prior to the year of the change in control or (b) the highest bonus earned with respect to any fiscal year during the period between the change in control and the date of termination.

•

Excise Tax Gross-Ups.    Transitional Plan participants would be entitled to receive payment of an amount sufficient to make them whole for any excise tax imposed on the payment under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company has determined that excise tax gross-up payments are appropriate for Transitional Plan participants.

In certain cases the tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control. Benefits under the contracts would be automatically delayed or modified if such delays or modifications are necessary to comply with the rules governing deferred compensation plans under Section 409A of the Code.

Potential Payment Obligation Upon Change in Control

	Craig A. Dubow ($)		Gracia C. Martore ($)		Susan Clark-Johnson ($)	Paul Davidson ($)	Craig A. Moon ($)
Pension	13,981,940	(1)	7,581,528	(1)	9,399,510	6,697,487	5,527,471
LTIP	2,897,354		1,279,902		1,258,527	1,203,950	1,015,910
Stock Options	0		0		0	0	0
Restricted Stock Units	1,720,350		1,137,343		556,247	506,548	405,238
Severance	8,850,000		3,900,000		3,645,000	3,285,000	2,895,000
Excise Tax Gross-up	8,844,592	(2)	4,363,694	(2)	4,123,260	—	3,172,251
TOTAL(3)	36,294,236		18,262,467		18,982,544	11,692,985	13,015,870

(1)	Payments reflect additional service credit under the SERP provided for in the employment contracts with Mr. Dubow and Ms. Martore.

(2)	The amounts of the excise tax gross-ups for Mr. Dubow and Ms. Martore do not take into account a reasonable value allocable to the covenant-not-to-compete obligations that restrict Mr. Dubow and Ms. Martore for two years after he or she ceases employment with Gannett. To the extent of the reasonable value allocable to Mr. Dubow’s and Ms. Martore’s covenants-not-to-compete, each of their excise tax gross-up amounts would decrease.

(3)	Each NEO would receive life and medical insurance benefits for a period of three years in amounts no less than those that would have been provided had the executive not been terminated. We estimate incremental costs to the Company for these benefits for the three-year period of $142,000 for Mr. Dubow, $87,000 for Ms. Martore, $143,000 for Ms. Clark-Johnson, $7,000 for Mr. Davidson (medical insurance benefit only) and $94,000 for Mr. Moon.

Other Potential Termination Payments to Mr. Dubow, Ms. Martore and Mr. Davidson under their Employment Contracts

The Company may terminate the employment contract with Mr. Dubow or Ms. Martore for “good cause.” “Good cause” means (1) an intentional, non-incidental, misappropriation of funds or property of the Company by the executive; (2) unreasonable (and persistent) neglect or refusal by the executive to perform the duties described in his or her employment contract, which he or she does not remedy within 30 days after receipt of written notice from the Company; (3) the material breach by the executive of certain provisions of his or her employment contract, which he or she does not remedy within 30 days after receipt of written notice from the Company; or (4) conviction of the executive of a felony. In the event of termination of either of these executives for good cause, the executive would not receive any post-termination payments or benefits, with the exception of vested pension benefits, which would be payable at times and in amounts as described in the Retirement/Voluntary Termination disclosure section.

Mr. Dubow and Ms. Martore each may terminate his or her employment contract for “good reason.” “Good reason” would be deemed to exist if: (1) the executive is not elected or retained in his or her current positions (or such other senior executive position as the executive may agree to serve in); (2) the Company acts to materially reduce the duties and responsibilities described in the executive’s employment contract; (3) the executive is required to report to anyone other than the Board of Directors, in the case of Mr. Dubow, or the Company’s Chief Executive Officer, in the case of Ms. Martore; (4) the Company changes the principal geographic location of the performance of the executive’s duties away from the Washington, D.C. metropolitan area; or (5) the Company materially breaches the employment contract. In the event of termination of employment by the executive for “good reason” or by the Company without “good cause,” the Company would provide certain post-termination benefits in addition to the benefits afforded to them upon early retirement, which currently include the following:

•	Pension. Pension payments would be as described in the Change in Control disclosure section.

•	LTIP. All LTIP awards would vest and be deemed to have been earned at threshold level for the full performance period, in each case as described in the Change in Control disclosure section.

•

Severance, SOs and RSUs.    Mr. Dubow and Ms. Martore each would be entitled to a cash severance payment equivalent in amount to those payable to their respective estates, and their SOs and RSUs would vest in the same manner, in each case as described in the Potential Payment Obligation Upon Death disclosure section.

Mr. Davidson serves as Chairman and CEO of Newsquest under a service agreement that, subject to applicable provisions of English law, would continue until Mr. Davidson reaches age 65. The

Company may terminate Mr. Davidson’s agreement earlier, upon 12 months’ prior notice, or immediately, with the payment to him of severance consisting of 12 months’ salary. The Company also may terminate Mr. Davidson’s agreement, without prior notice or any severance payment, if Mr. Davidson (i) breaches the terms of his service agreement materially, or fails to cure minor breaches after notice from the Company; (ii) is convicted of a criminal offense other than minor traffic violations; (iii) becomes insolvent or bankrupt; (iv) is guilty of any conduct bringing the Company into disrepute; or (iv) is barred from serving as a director of Newsquest or voluntarily resigns from the Newsquest board. In addition, in relation to any dismissal and resignation (if the resignation amounts to a constructive dismissal), Mr. Davidson would be able to avail himself of the protections afforded to workers under English employment legislation, which provides for compensation for unfair dismissal and other statutory claims where relevant.

DIRECTOR COMPENSATION

(for the fiscal year ended December 30, 2007)

The compensation year for directors begins at each Annual Meeting of shareholders and ends at the following Annual Meeting of shareholders. For this period, the Company paid its directors the following:

•	an annual retainer fee of $45,000;

•	an additional retainer fee of $15,000 to committee chairs;

•	$2,000 for each Board meeting attended;

•	$1,000 for each committee meeting attended;

•	a long-term award, consisting of either 1,250 restricted shares or 5,000 SOs, granted on the first day of the compensation year;

•	travel accident insurance of $1,000,000; and

•	a match from the Gannett Foundation of charitable gifts made by directors up to a maximum of $10,000 each year.

In lieu of receiving their retainer and meeting fees in cash, directors may elect to receive their fees in restricted shares valued at 110% of the applicable cash fee, or in SOs to purchase a number of shares equal to four times the number of shares that would be payable as restricted shares, in either case based on the closing market value of Gannett’s stock on the date of grant. Retainer fees are payable and long-term awards are made on the first day of the compensation year. Meeting fees are payable on the last day of the compensation year. Meeting fees paid as restricted shares or SOs fully vest upon grant. Retainers paid in the form of restricted shares or SOs vest quarterly. Long-term awards in the form of restricted shares vest at a rate of  1/36th of the shares per month. Long-term awards in the form of SOs vest at a rate of  1/4th of the shares on each anniversary of the grant date and are exercisable for eight years after the grant date. Restricted shares receive dividends or, if deferred, dividend equivalent rights. All vested restricted shares shall be held by the Company for the benefit of the director until the director leaves the Board and shall be transferred to the director on that date. When a non-employee director leaves the Board, all unvested shares shall be forfeited to the Company or, in the case of unvested deferred restricted shares, shall not be issued except, if a non-employee director retires from the Board due to the age of service limitations set forth in the Company’s Bylaws, all restricted shares shall fully vest upon retirement, and SOs held by a director who has served at least three years shall fully vest upon retirement.

Directors may elect to defer their cash or restricted share fees under the DCP, which for cash fee deferrals provides for the same investment choices, including mutual funds and a Gannett common stock fund, made available to other DCP participants. Fees paid as restricted shares and deferred at the election of the director must be invested in the Gannett common stock fund of the DCP.

Mr. Dubow received no separate compensation for his service as a director and therefore is not included in the following table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Louis D. Boccardi(3)	33,750	220,859	0	8,000	262,609
Charles B. Fruit(4)	0	77,882	0	0	77,882
Arthur H. Harper(5)	0	45,347	92,981	0	138,328
John Jeffry Louis(6)	25,000	0	82,642	10,000	117,642
Marjorie Magner(7)	69,000	39,060	0	10,000	118,060
Duncan M. McFarland(8)	59,750	102,883	0	10,000	172,633
Donna E. Shalala(9)	0	0	200,052	750	200,802
Neal Shapiro(10)	0	18,975	0	0	18,975
Karen Hastie Williams(11)	85,000	84,125	0	10,000	179,125

(1)	Amounts shown in these columns are based on the accounting expense recognized by the Company in fiscal year 2007 related to restricted stock and SO awards granted in 2007 and prior years. The assumptions used to calculate the accounting expense for restricted stock and SO grants are generally as described in footnotes 2 and 3 to the Summary Compensation Table, except that the range of stock prices used in determining expense for restricted stock awards was $35.84 to $86.60, and certain SO awards in 2006 and 2007 had fair values of $11.53 and $11.17, respectively. The aggregate number of stock awards and the aggregate number of option awards outstanding at fiscal year-end appears below in the “Outstanding Director Equity Awards at Fiscal Year-End” table.

(2)	Represents charitable gifts matched by the Gannett Foundation pursuant to the Gannett Match program. The Gannett Match program matches eligible gifts made by Company employees and directors up to an aggregate of $10,000 a year. Gifts must be made to eligible organizations, including tax exempt charitable organizations, tax exempt hospitals or medical centers, and tax exempt colleges, universities, graduate or professional schools, engineering or technical institutions and public and private preschools, elementary and secondary schools in the United States and its territories.

(3)	Mr. Boccardi, who retired from the Board of Directors effective August 27, 2007, elected to receive his director compensation in cash and shares of restricted stock. Mr. Boccardi deferred all of his director compensation for 2007. Since Mr. Boccardi retired from the Board due to the age of service limitations set forth in the Company’s Bylaws, all of his restricted shares fully vested upon retirement resulting in compensation expense of $126,779, in excess of the amount that otherwise would have been expensed. The grant date fair value of Mr. Boccardi’s restricted stock awards in 2007 was $116,941.

(4)	Mr. Fruit elected to receive his director compensation for 2007 in shares of restricted stock, which he deferred. The grant date fair value of Mr. Fruit’s restricted stock awards in 2007 was $131,837.

(5)	Mr. Harper elected to receive his director compensation for 2007 in shares of restricted stock and SOs. Mr. Harper deferred all of his restricted stock. The grant date fair values of Mr. Harper’s restricted stock and SO awards in 2007 were $81,790 and $61,614, respectively.

(6)	Mr. Louis elected to receive his director compensation for 2007 in cash and SOs. The grant date fair value of Mr. Louis’s SO award in 2007 was $94,900.

(7)	Ms. Magner elected to receive her director compensation for 2007 in cash and her annual long-term award of 1,250 shares of restricted stock. The grant date fair value of Ms. Magner’s restricted stock award in 2007 was $70,788.

(8)	Mr. McFarland elected to receive his director compensation for 2007 in cash and shares of restricted stock. The cash fees included his annual retainer fee. Mr. McFarland deferred all of this cash and restricted stock. The grant date fair value of Mr. McFarland’s restricted stock award in 2007 was $87,267.

(9)	Ms. Shalala elected to receive her director compensation for 2007 in SOs. The grant date fair value of Ms. Shalala’s SO award in 2007 was $116,592.

(10)	Mr. Shapiro elected to receive his director compensation for 2007 in shares of restricted stock, which he deferred. The grant date fair value of Mr. Shapiro’s restricted stock award in 2007 was $24,763.

(11)	Ms. Williams elected to receive her director compensation for 2007 in cash and her annual long-term award of 1,250 shares of restricted stock. The grant date fair value of Ms. Williams’ restricted stock award in 2007 was $70,788.

OUTSTANDING DIRECTOR EQUITY AWARDS

AT FISCAL YEAR-END

(for the fiscal year ended December 30, 2007)

Name	Restricted Stock Awards (vested/unvested) (#)	Stock Option Awards (#) (exercisable/ unexercisable)
Louis D. Boccardi	0/0	0/0
Charles B. Fruit	907/1,410	0/0
Arthur H. Harper	1,124/1,683	7,680/1,748
John Jeffry Louis	0/0	2,160/7,987
Marjorie Magner	971/1,529	0/0
Duncan M. McFarland	3,317/1,814	0/0
Donna E. Shalala	2,122/0	27,812/12,998
Neal Shapiro	292/293	0/0
Karen Hastie Williams	4,582/1,668	7,000/0

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of the end of the Company’s 2007 fiscal year for (i) compensation plans previously approved by the Company’s shareholders and (ii) compensation plans not previously approved by the Company’s shareholders: (1) the number of securities to be issued upon the exercise of outstanding SOs, warrants and rights; (2) the weighted-average exercise price of such outstanding SOs, warrants and rights; and (3) other than securities to be issued upon the exercise of such outstanding SOs, warrants and rights, the number of securities remaining available for future issuance under the plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders(1)(2)	28,978,597	$69.94(3)	6,675,317
Equity compensation plans not approved by shareholders(2)(4)	276,139	$94.06(5)	1,666,759

Total	29,254,736	—	8,342,076

(1)	The equity compensation plans approved by Gannett’s shareholders are the 1978 Executive Long-Term Incentive Plan and the 2001 Omnibus Incentive Compensation Plan. The number in column (c) includes 3,827,522 shares that may be issued as restricted stock or performance shares or in settlement of stock appreciation rights or performance units.

(2)	The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that provides benefits to key executives of the Company. The amounts elected to be deferred by each participant are credited to such participant’s account in the DCP, and the Company credits these accounts with earnings as if the amounts deferred were invested in the Company’s common stock or other selected investment funds as directed by the participant. Amounts that are not treated as if invested in the Company’s common stock are distributed in cash, and amounts that are treated as if invested in the Company’s common stock are generally distributed in shares of common stock or cash, at the Company’s election. However, deferrals of SO income and deferrals by directors of restricted stock grants thereon are required to be distributed in stock under the terms of the DCP. The number of shares to be issued upon the exercise of outstanding SOs, warrants and rights in the first row above includes 19,212 shares credited to participants’ accounts in the DCP as a result of deferrals of grants made under the 2001 Omnibus Incentive Compensation Plan. Not included in this number are 9,510 shares of stock credited to participants’ accounts in the DCP that represent the deferral of shares issued under the 2001 Omnibus Incentive Compensation Plan, as this number of shares was subtracted from the number of shares available for grant under the 2001 Omnibus Incentive Compensation Plan upon the award or exercise of the related grant. The number of shares to be issued upon the exercise of outstanding SOs, warrants and rights in the second row above includes 189,441 shares credited to participants’ accounts in the DCP. The weighted average exercise prices in the table above do not take any of the shares issuable from the DCP into account. The table above does not include any shares that may in the future be credited to participants’ accounts in the DCP as a result of salary deferrals or transfers of other funds held in the plan. Participants in the DCP are general unsecured creditors of the Company with respect to their benefits under the plan. The Company does not make contributions on behalf of its executive officers to the DCP.

(3)	Represents the weighted-average exercise price of the outstanding SOs granted under the 1978 Executive Long-Term Incentive Plan and the 2001 Omnibus Incentive Compensation Plan.

(4)	The equity compensation plans not approved by the Company’s shareholders are Gannett’s Employee Share Save Plan 2000 (the “Share Save Plan”) and the Gannett Deferred Compensation Plan. The Share Save Plan is an HM Revenue & Customs approved plan under which our U.K. employees may purchase shares of our common stock. As of December 30, 2007, 86,698 shares may be issued pursuant to outstanding grants made under the Share Save Plan and 1,666,759 shares remain available for issuance pursuant to the Share Save Plan. Under the Share Save Plan, employees are granted SOs to purchase shares at the end of three years of service. The terms of the Share Save plan permit us to offer these shares at a 15% discount off the market price at the time of grant, although the Company no longer offers a discount. Employees make monthly contributions which are kept in interest bearing accounts and, at the election of the employee, used for the purchase price or returned to the employee. All shares delivered to participants under the Share Save Plan are treasury shares or purchased in the open market. During the Company’s 2007 fiscal year, no shares were purchased by participants under the Share Save Plan. As discussed above, some shares of stock distributable in connection with the DCP will be issued pursuant to the 2001 Omnibus Incentive Compensation Plan, an equity compensation plan that has been approved by the Company’s shareholders.

(5)	Represents the weighted-average exercise price of the outstanding SOs issued under Share Save Plan, translated into U.S. dollars using the exchange rate in effect on December 30, 2007 per British Pound Sterling of $2.00.

SECURITIES BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

The information presented below regarding beneficial ownership of common stock has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any SO or other right.

The following table presents, as of the Record Date, information based on Gannett’s records and filings with the SEC regarding beneficial ownership of each person who is known to be the beneficial owner of more than five percent of the Company’s common stock, each director and each nominee to the Board of Directors, the Company’s NEOs in 2007, and all directors and executive officers of Gannett as a group. None of the shares owned by the Company’s directors or executive officers were pledged.

The following shares of common stock are included because they may be acquired pursuant to SOs exercisable by May 2, 2008: Mr. Dubow—676,375; Ms. Martore—302,000; Ms. Clark-Johnson—426,175; Mr. Moon—306,250; Mr. Harper—9,428; Ms. Shalala—33,310; Ms. Williams—7,000, and all directors and executive officers as a group—2,631,891. Not included in the table below are 1,052 shares held by a member of Ms. Clark-Johnson’s immediate family, as to which Ms. Clark-Johnson disclaims beneficial ownership.

The shares reported in the following table do not include 1,242,254 shares owned on the Record Date by the Gannett Retirement Plan Trust. The following officers of the Company serve on the Benefit Plans Committee, which has the power to direct the voting of those shares: Mr. Dubow, Ms. Martore,

Roxanne V. Horning (Senior Vice President/Human Resources) and Todd A. Mayman (Vice President, Associate General Counsel, Secretary and Chief Governance Officer).

Except as otherwise noted below, the address of each person listed in the following table is: c/o Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107.

Name of Beneficial Owner	Shares Owned	Percent of Class
Brandes Investment Partners, L.P.(1)	25,555,756	11.1%
AXA Financial, Inc.(2)	12,348,500	5.4%
Craig A. Dubow	701,089	*
Gracia C. Martore	306,662	*
Susan Clark-Johnson	447,451	*
Paul Davidson	222,716	*
Craig A. Moon	311,925	*
Charles B. Fruit	1,750	*
Arthur H. Harper	11,582	*
John Jeffry Louis	143,695	*
Marjorie Magner	2,999	*
Duncan M. McFarland	16,800	*
Donna E. Shalala	34,310	*
Neal Shapiro	0	*
Karen Hastie Williams	8,000	*
All directors and executive officers as a group (22 persons including those named above)	2,896,445	1.25%

* Less than one percent.

(1)	Based upon information as of December 31, 2007, contained in a Schedule 13G/A filed with the SEC on February 14, 2008. The Schedule 13G/A provides that Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby each may be deemed to beneficially own the shares reported in the Schedule 13G in their capacities as a control person of Brandes Investment Partners, L.P., the investment adviser. Each of the reporting persons disclaims any direct ownership of the shares reported in such Schedule 13G/A, except for an amount that is substantially less than one per cent of the number of shares reported therein. The address for each of the reporting persons is 11988 El Camino Real, Suite 500, San Diego, CA 92130.

(2)	Based upon information as of December 31, 2007, contained in a Schedule 13G filed with the SEC on February 14, 2008 by (i) AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”), (ii) AXA, and (iii) AXA Financial, Inc. (“AXA Financial”). Mutuelles AXA control AXA, which is the parent holding company of AXA Financial, which is the parent holding company of AllianceBernstein L.P. (“Alliance”), an investment adviser, and AXA Equitable Life Insurance Company (“AXA Equitable”), an insurance company and an investment adviser. Includes: (a) 8,259,773 shares held by Alliance on behalf of client discretionary investment advisory accounts; (b) 5,960 shares held by AXA Equitable; (c) 3,906,829 shares held by AXA Rosenberg Investment Management LLC, an affiliate of AXA Financial; (d) 102,400 shares held by Winterthur, an affiliate of AXA Financial; (e) 68,100 shares held by AXA Konzern AG (Germany), an affiliate of AXA Financial; and (f) 5,438 shares held by AXA Investment Managers Paris (France), an affiliate of AXA Financial. The address for AXA Financial is 1290 Avenue of the Americas, New York, New York 10104.

INVESTMENT IN GANNETT STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table presents, as of the Record Date, information based on Gannett’s records and filings with the SEC regarding the investment in Gannett stock of the same persons, other than the beneficial owners of more than five percent of the Company’s stock, as in the previous table.

Name of Officer or Director	Title	Share Investment
Craig A. Dubow	Chairman, President and CEO	732,346
Gracia C. Martore	Executive Vice President and CFO	324,219
Susan Clark-Johnson	President/Newspaper Division	449,479
Paul Davidson	Chairman and CEO/Newsquest	222,716
Craig A. Moon	President and Publisher/USA TODAY	325,332
Charles B. Fruit	Director	4,127
Arthur H. Harper	Director	14,328
John Jeffry Louis	Director	143,695
Marjorie Magner	Director	2,999
Duncan M. McFarland	Director	22,179
Donna E. Shalala	Director	38,411
Neal Shapiro	Director	591
Karen Hastie Williams	Director	14,641
All directors and executive officers as a group (22 persons including those named above)		3,014,926

This table reflects the same information as the table in the preceding section, but it also includes shares of Gannett stock that each such person holds through the Company’s Deferred Compensation Plan. As of the Record Date, shares of Gannett common stock in the following amounts were deemed to be credited to the accounts of the Company’s directors and executive officers under the Company’s Deferred Compensation Plan: Mr. Dubow—31,257; Ms. Martore—17,557; Ms. Clark-Johnson—2,028; Mr. Davidson—0; Mr. Moon—13,407; Mr. Fruit—2,377; Mr. Harper—2,746; Mr. Louis—0; Ms. Magner—0; Mr. McFarland—5,379; Ms. Shalala—4,101; Mr. Shapiro—591; Ms. Williams—6,641; and all directors and executive officers as a group—118,486. These shares are not deemed to be “beneficially owned” under SEC rules and are therefore not included in the table in the preceding section.

OTHER MATTERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 30, 2008

This proxy statement as well as our 2007 Annual Report and 2007 Form 10-K are also available through the Company’s website at http://www.gannett.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials. If you hold your Gannett stock through an intermediary such as a bank or broker, you may request email or paper copies of our 2007 Annual Report over the Internet, at www.investoreconnect.com, by toll-free telephone call (in the U.S. and Canada) to 1-800-579-1639, or by email to sendmaterial@investorEconnect.com. Please put “Paper Material” or “E-mail Material” in the subject line, followed by the 12-digit control number presented on the notice provided by your bank or broker.

In addition, any shareholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email or viewing them over the Internet will save the Company the cost of printing and mailing documents to shareholders and will reduce the impact of annual meetings on the environment. A shareholder’s election to receive proxy materials by email will remain in effect until the shareholder terminates it.

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our 2007 Annual Report and this proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving multiple copies. This procedure will reduce our printing costs and postage fees.

However, if any shareholder residing at such an address wishes to receive a separate copy of this proxy statement or the Company’s 2007 Annual Report, he or she may contact the Company’s Secretary at Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107 or by calling the Secretary at (703) 854-6000. Any such shareholder may also contact the Secretary using the above contact information if he or she would like to receive separate proxy statements and Annual Reports in the future. If you are receiving multiple copies of the Company’s Annual Report and proxy statement, you may request householding in the future by contacting the Secretary.

RELATED PARTY TRANSACTIONS

In March 2008, we purchased for $4.6 million the remaining shares in Point Roll, Inc., a Gannett subsidiary, held by Chris Saridakis, who became our Senior Vice President and Chief Digital Officer in January 2008. The purchase price for the shares held by Mr. Saridakis was determined pursuant to the terms of an earn-out established at the time of Gannett’s acquisition of Point Roll in 2005. Also in March 2008, we entered into contracts with Ripple6, Inc., an entity in which Mr. Saridakis holds a 10% interest, pursuant to which Ripple6 will provide approximately $2.2 million of computer programming services related to strategic plan initiatives. As our senior management was aware of his indirect interest, Mr. Saridakis did not participate in the negotiation of these contracts. Due to the immaterial amounts involved, the contracts were approved by senior management.

COST OF SOLICITING PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, Georgeson, Inc., New York, New York, has been retained to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a), except for one Form 4 for Mr. Louis which was filed late due to an inadvertent administrative error.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Executive Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

March 13, 2008

GANNETT CO., INC.

This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Shareholders — April 30, 2008

The undersigned hereby appoints Craig A. Dubow, Gracia C. Martore and Todd A. Mayman, or any of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on April 30, 2008 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said Annual Meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the Annual Meeting.

Please cast your votes on the reverse side, by telephone or online as described on the reverse side. The Board of Directors recommends a vote FOR Proposals 1 and 2. To vote in accordance with the Board of Directors’ recommendations, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations.

SEE REVERSE SIDE

COMPANY #

Voting Instructions For Gannett Co., Inc.’s

2008 Annual Meeting of Shareholders

Gannett Co., Inc. shareholders of record on March 3, 2008 may vote their shares for matters to be covered at the Company’s 2008 Annual Meeting of Shareholders using a toll-free telephone number, via the Internet or using the attached proxy card. Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Below are voting instructions for all three options.

Vote By Phone — 1-800-560-1965

Use any touch tone telephone to vote your shares at any time 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 29, 2008. Have your proxy card in hand when you call. You will be provided with simple voting instructions.

Vote by the Internet — http://www.eproxy.com/gci/

Use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 29, 2008. Have your proxy card in hand. You will be provided with simple voting instructions.

Vote By Mail

Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope by April 29, 2008.

If you vote by phone or the Internet, please do not mail your proxy card.

THANK YOU FOR VOTING.

☐    Please detach here    ☐

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS: Nominees are: 01 Craig A. Dubow 02 Donna E. Shalala 03 Neal Shapiro	☐ VOTE FOR all nominees except those I have listed below	☐ VOTE WITHHELD from all nominees

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) in the box provided to the right.)

2. PROPOSAL TO RATIFY Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.	☐ FOR	☐ AGAINST	☐ ABSTAIN

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the Annual Meeting.

Address Change? Mark Box Indicate changes below.

Date

Signature(s) in Box
Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title.